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EXHIBIT 4.1

PINNACLE GAS RESOURCES, INC.

AMENDED AND RESTATED SECURITYHOLDERS AGREEMENT

Dated February 16, 2006

ii

AMENDED AND RESTATED SECURITYHOLDERS AGREEMENT

        This AMENDED AND RESTATED SECURITYHOLDERS AGREEMENT, dated as of February 16, 2006, is by and among Pinnacle Gas Resources, Inc., a Delaware corporation (the "Corporation"), CCBM, Inc., a Delaware corporation ("CCBM"), U.S. Energy Corporation, a Wyoming corporation ("US Energy"), Crested Corp., a Colorado corporation ("Crested"), each of the CSFB Parties (as defined herein), Peter G. Schoonmaker, a natural person ("Schoonmaker"), Gary Uhland, a natural person ("Uhland"), each Shareholder (as such terms are defined herein) who may hereafter execute in accordance with this Agreement a separate agreement to be bound by the terms hereof and, for purposes of Section 5.10 only, Carrizo Oil & Gas, Inc., a Texas corporation ("Carrizo").

W I T N E S S E T H:

        WHEREAS, the Corporation, CCBM, Rocky Mountain Gas, Inc., a Wyoming corporation ("RMG"), and the CSFB Parties are parties to that certain Contribution and Subscription Agreement dated June 23, 2003 (the "Contribution Agreement") pursuant to which, among other things, the Corporation issued and sold to each of CCBM and RMG, shares of Common Stock and to the CSFB Parties, shares of Common Stock and Preferred Stock and Warrants;

        WHEREAS, subject to their execution of the Securityholders Agreement dated as of June 23, 2003 (the "Initial Agreement"), the Corporation granted Schoonmaker and Uhland certain Common Stock Equivalents;

        WHEREAS, the Contribution Agreement provided that the execution and delivery of the Initial Agreement was a condition to the consummation of the capital contributions contemplated thereby;

        WHEREAS, by assignment dated May 31, 2005, RMG transferred all its shares of common stock of the Corporation and all right, title, interest and obligations in and to the Initial Agreement to US Energy and Crested, which transfers were permitted under the terms of the Initial Agreement;

        WHEREAS, in connection with the assignment by RMG of its interests in the Corporation to US Energy and Crested the parties entered into an Amendment to Securityholders Agreement dated as of August 26, 2005 (the "Amendment"); and

        WHEREAS, the Parties desire to further amend and restate the Initial Agreement as amended by the Amendment;

        NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.1    Certain Terms.    In addition to the terms defined elsewhere herein, when used herein the following terms shall have the meanings indicated:

        "2005 Subscription Agreement" means, collectively, any subscription agreements entered into by and among the Company and one or more of its stockholders pursuant to the certain Notice to Stockholders, dated March 15, 2005, or the certain Notice to Stockholders, dated April 15, 2005, in each case as such agreements may be amended, restated, supplement or otherwise modified from time to time.

        "AAA" has the meaning set forth in Section 9.16(d).

        "Accepting Holder" has the meaning set forth in Section 5.3(b).

        "Accredited Investor" has the meaning set forth for such term in Regulation D promulgated by the SEC under the Securities Act.

        "Action" has the meaning set forth in Section 6.10.

        "Affiliate" means, with respect to any Person, any Person controlling, controlled by, or under common control with such Person. For the purposes of this definition, "control" means the possession of the power to direct or cause the direction of management and policies of such Person, whether through the direct or indirect ownership of Voting Stock, by contract or otherwise.

        "Agreement" means this Securityholders Agreement, as amended and restated from time to time.

        "Amendment" has the meaning given thereto in the recitals.

        "AMI Agreement" means that certain Area of Mutual Interest Agreement, dated as of June 23, 2003, among the Corporation, RMG, U.S. Energy, CCBM and Carrizo.

        "Associate" of any Person, means any officer, director or employee of such Person and such officer's, director's or employee's spouse, heirs, executors, administrators, testamentary trustees, legatees or beneficiaries.

        "Board" has the meaning set forth in Section 3.1.

        "Bona Fide Offer" means any bona fide offer to acquire shares of Preferred Stock, Common Stock or Common Stock Equivalents (whether in the form of a purchase of shares of Common Stock or Common Stock Equivalents, merger, business combination, recapitalization or otherwise) made by a Person which has the demonstrable financial ability to consummate such a transaction.

        "Business Day" means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in New York City, New York, Houston, Texas, or Sheridan, Wyoming are authorized or obligated by law or executive order to close.

        "Bylaws" means the bylaws of the Corporation, as amended or restated from time to time.

        "Capital Stock" means any and all shares, interests, participations, or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), and any and all warrants, options, or other rights to purchase or acquire any of the foregoing, including, without limitation, any Common Stock Equivalents.

        "Carrizo" has the meaning given thereto in the preamble.

        "Cause" means the termination of a Management Holder's employment with the Corporation for any of the following reasons: (i) such Person's conviction of, or plea of nolo contendere to, a felony crime; (ii) a breach by such Person of a fiduciary duty owed to the Corporation; (iii) the engagement by such Person in any Prohibited Activity; (iv) the breach by such Person of an obligation of confidentiality contained in any written agreement to which such Person is bound; (v) the willful and gross neglect by such Person of his or her duties or, with respect to a Management Holder who is party to a written employment agreement with the Corporation, the willful or gross neglect by such Person of the duties specifically and expressly required by such employment agreement; (v) such Person's continuing failure to substantially perform the duties and responsibilities required of such Person or, with respect to a Management Holder is party to a written employment agreement with the Corporation, such Person's continuing failure to substantially perform the duties and responsibilities required of such Person under such employment agreement (except, in either case, by reason of such Person's incapacity due to physical or mental illness or injury) for a period of 15 days after the Board, acting pursuant to a majority of its members, has delivered to such Person a written demand for substantial performance which specifically identifies the basis for the Board's determination that such Person has not substantially performed his or her duties and responsibilities; or (iv) commission of any act or acts of moral turpitude in violation of the Corporation's policy.

        "CCBM" has the meaning given thereto in the recitals.

        "Certificate of Incorporation" means the certificate of incorporation of the Corporation, as amended and restated from time to time.

        "Change of Control" means, with respect to any Person, the occurrence of (i) the consummation of any transaction or series of transactions, including without limitation, any tender or exchange offer, open market purchases, privately negotiated purchases, merger, consolidation or otherwise, which results in any Person(s) becoming the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the Voting Stock of such Person, measured by voting power rather than number of shares or (ii) the direct or indirect sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of such Person and its subsidiaries to any other Person(s).

        "Co-Sellers" has the meaning set forth in Section 5.5(a).

        "Common Stock" means shares of the common stock, par value $.01 per share, of the Corporation.

        "Common Stock Equivalents" means (without duplication with any other shares of Common Stock or Common Stock Equivalents) rights, warrants, options, securities or indebtedness, or other rights, exercisable for or convertible or exchangeable into, directly or indirectly, shares of Common Stock (other than the Preferred Stock), whether at the time of issuance or upon the passage of time or the occurrence of some future event.

        "Contribution Agreement" has the meaning given thereto in the recitals.

        "Corporation" has the meaning given thereto in the recitals.

        "Crested" has the meaning given thereto in the recitals.

        "CSFB Shares" has the meaning set forth in Section 5.5(a).

        "CSFB Parties" means, collectively, DLJ MB Partners III GmbH & Co. KG, a limited company organized under the laws of Germany, DLJ Offshore Partners III, C.V., a partnership organized under the laws of the Netherland Antilles, DLJ Offshore Partners III-1, C.V., a partnership organized under the laws of the Netherland Antilles, DLJ Offshore Partners III-2, C.V., a partnership organized under the laws of the Netherland Antilles, Millennium Partners II, L.P., a Delaware limited partnership, DLJ Merchant Banking Partners III, L.P., a Delaware limited partnership, and MBP III Plan Investors, L.P., a Delaware limited partnership.

        "Demand Period" has the meaning set forth in Section 6.1(a).

        "Demand Registration" has the meaning set forth in Section 6.1(a).

        "Demand Request" has the meaning set forth in Section 6.1(a).

        "Diluted Common Stock" means, at any time, the then outstanding shares of Common Stock (except for any shares held by Management Holders or shares issued upon the exercise of Common Stock Equivalents held by Management Holders) plus (without duplication) all shares of Common Stock issuable upon the exercise of all then-outstanding Warrants.

        "Director" means a natural person appointed to the Board in accordance with the terms of this Agreement, which person need not be a stockholder of the Corporation or a resident of the State of Delaware.

        "Disability" means, with respect to any Management Holder, the absence of such Person from his or her duties with the Corporation on a full-time basis for either (i) 60 consecutive business days or (ii) in any two-year period 120 nonconsecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Corporation or its insurers and acceptable to such Person or his or her legal representative (such agreement as to acceptability not to be withheld unreasonably.)

        "Dispute" has the meaning set forth in Section 9.16(a).

        "Dispute Notice" has the meaning set forth in Section 9.16(b).

        "Employment Agreements" means those certain employment agreements executed by the Company with each of Gary W. Uhland and Peter G. Schoonmaker.

        "Equity Incentive Plan" means any stock option, issuance, appreciation rights, restricted stock, phantom stock, stock purchase plan or other equity incentive plan for the directors, officers and employees of, and consultants to, the Corporation and its subsidiaries.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated by the SEC thereunder.

        "Fair Market Value" means, in respect of any share of Common Stock or any Common Stock Equivalents, (i) if the Corporation is not publicly traded at such time, the fair saleable value of such Common Stock and/or Common Stock Equivalents (determined without giving effect to any discount for minority interest or any lack of liquidity of the Common Stock, or for the fact that the Corporation may have no class of equity registered under the Exchange Act) based on the equity value of the Corporation as determined, in good faith, by the Corporation and the Management Holder whose Common Stock and/or Common Stock Equivalents are being repurchased pursuant to Section 4.2 or, in the event such parties cannot agree, by an investment banking or valuation firm of nationally recognized standing mutually agreed upon by the Corporation and such Management Holder and (ii) if Corporation is publicly traded at such time, the average of the daily market prices for 20 consecutive Business Days commencing 30 days before such date. For purposes of this definition, (i) the value of Common Stock Equivalents shall be equal to the aggregate of Fair Market Value of the shares of Common Stock issuable upon conversion or exercise thereof less the aggregate exercise price thereof and (ii) the "daily market price" for each such Business Day shall be (A) the last sale price on such day on the principal stock exchange or NASDAQ Stock Market ("NASDAQ") on which such Common Stock is then listed or admitted to trading, (B) if no sale takes place on such day on any such exchange or NASDAQ, the average of the last reported closing bid and asked prices on such day as officially quoted on any such exchange or NASDAQ, (C) if the Common Stock is not then listed or admitted to trading on any stock exchange or NASDAQ, the average of the last reported closing bid and asked prices on such day in the over the counter market, as furnished by the National Association of Securities Dealers Automatic Quotation System or the National Quotation Bureau, Inc., (D) if neither such corporation at the time is engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business or (E) if there is no such firm, as furnished by any member of the National Association of Securities Dealers (the "NASD") selected mutually by the Management Holder whose Common Stock and/or Common Stock Equivalents are being repurchased pursuant to Section 4.2 and the Corporation or, if they cannot agree upon such selection, as selected by two such members of the NASD, one of which shall be selected by the such Management Holder and one of which shall be selected by Corporation.

        "Fully Diluted Common Stock" means, at any time, the then outstanding shares of Common Stock plus (without duplication) all shares of Common Stock issuable, whether at such time or upon the passage of time or the occurrence of future events, upon the exercise, conversion or exchange of all then-outstanding Common Stock Equivalents.

        "GAAP" means United States generally accepted accounting principles as in effect from time to time.

        "Good Reason" means (i) with respect to any Management Holder party to a written employment agreement with the Corporation, (A) the assignment by the Corporation to such Person any duties materially inconsistent with such Person's duties as contemplated in such employment agreement or any other action by the Corporation which results in a material diminution in such position, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Corporation promptly after receipt of notice thereof given by such Person; (B) any material failure by the Corporation to comply with any of the provisions of any written employment agreement with the Corporation to which such Person is a party, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Corporation promptly after receipt of notice thereof given by such Person; (C) any purported termination by the Corporation of such Person's employment otherwise than as expressly permitted by such Person's employment agreement; or (iv) any failure by the Corporation to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to assume expressly and agree to perform the terms of such Person's employment agreement with the Corporation in the same manner and to the same extent that the Corporation would be required to perform such terms pursuant thereto if no such succession had taken place and (ii) with respect to any Management Holder not party to a written employment agreement with the Corporation, any action by the Corporation which results in a material diminution in such Person's position, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Corporation promptly after receipt of notice thereof given by such Person.

        "Holder" means each Initial Holder and each other Person that may become a party to this Agreement pursuant to Section 5.7, but shall not include (i) the Corporation, (ii) any Management Holder or (iii) any Person who executes this Agreement or a separate agreement to be bound by the terms hereof solely in his or her capacity as a spouse of a Holder; provided, however, that if any Holder ceases to own any Common Stock or Common Stock Equivalents, then such Holder shall cease to be a Holder hereunder and shall not thereafter be subject to this Agreement (other than Section 9.6) even if such former Holder thereafter acquires any securities of the Corporation, unless such former Holder thereafter acquires any securities of the Corporation in a transaction in which it becomes a Holder again pursuant to Section 5.7.

        "Indemnified Holder" has the meaning set forth in Section 6.10(d).

        "Indemnifying Holder" has the meaning set forth in Section 6.10(d).

        "Initial Agreement" has the meaning given thereto in the recitals.

        "Initial Holders" means CCBM, US Energy and Crested and each CSFB Party.

        "Initial Public Offering" means the earlier to occur of either (i) the first consummated public offering of Common Stock which is underwritten on a firm commitment basis by one or more Underwriters or (ii) the date the registration statement filed pursuant to registration rights granted in connection with a Proposed Private Offering is declared effective by the SEC.

        "Inspectors" has the meaning set forth in Section 6.7(j).

        "Involuntary Transfer" means a Transfer resulting from the death of a Person or another involuntary Transfer occurring by operation of law (including, but not limited to, transfers resulting from death of such Person, the initiation and continuation for 60 days of bankruptcy proceedings against such Person, the execution of either a judgment or a foreclosure by a court of law against such Person or any other event that forces such Person to Transfer any of its Common Stock or Common Stock Equivalents to a third party).

        "Involuntary Transfer Notice" has the meaning set forth in Section 5.6.

        "Loss or Losses" has the meaning set forth in Section 6.10.

        "Management Holder" means any employee of the Corporation who beneficially owns any Common Stock or Common Stock Equivalents and each employee of the Corporation who hereafter executes an agreement to be bound by the terms of this Agreement as a "Management Holder" (other than any Person who executes this Agreement or a separate agreement to be bound by the terms hereof solely in his or her capacity as a spouse of a Management Holder); provided, however, that if any Management Holder ceases to own any Common Stock or Common Stock Equivalents, then such Management Holder shall cease to be a Management Holder hereunder and shall not thereafter be subject to this Agreement (other than Section 9.6) even if such former Management Holder thereafter acquires any securities of the Corporation, unless such former Management Holder thereafter acquires any securities of the Corporation in a transaction in which it becomes a Management Holder again pursuant to Section 5.7.

        "Material Adverse Effect" has the meaning set forth in Section 6.3.

        "Minimum Purchase Amount" has the meaning set forth in Section 5.5(d)(i)(B).

        "NASD" means the National Association of Securities Dealers, Inc.

        "New Securities" has the meaning set forth in Section 4.1(b).

        "Notice" has the meaning set forth in Section 9.5.

        "Notice Date" has the meaning set forth in Section 5.5(b).

        "Participating Amount" has the meaning set forth in Section 5.4(a).

        "Participation Offer" has the meaning set forth in Section 5.3(b).

        "Payable Note" means a promissory note subordinated to all other financial obligations of the Corporation and bearing interest at 6% per annum (which interest may be payable by delivery of notes of like tenor in principal amount equal to the interest then due) with a maturity one year beyond the maturity of the Corporation's most subordinated debt outstanding at the time of issuance of such note.

        "Permitted Transferee" means, (a) with respect to any CSFB Party, (i) any Affiliate of any CSFB Party, (ii) any managing director, director, managing general partner, associate general partner, advisory general partner, general partner or limited partner of any CSFB Party, (iii) any Associate of any CSFB Party and (iv) any trust, the beneficiaries of which, or any corporation, limited liability company or partnership, the shareholders, members or general or limited partners of which, include only one or more CSFB Parties, or any of their respective Associates, (b) with respect to CCBM, (i) Carrizo or any other Affiliate of CCBM (other than any Person deemed an Affiliate of CCBM through control of Carrizo or any other publicly traded parent, direct or indirect, of CCBM), (ii) any Associate of CCBM and (iii) any trust, the beneficiaries of which, or any corporation, limited liability company or partnership, the shareholders, members or general or limited partners of which, include only CCBM or any of its Associates, (c) with respect to US Energy and Crested, (i) US Energy and Crested or any other Affiliate of US Energy and Crested (other than any Person deemed an Affiliate of US Energy and Crested through control of US Energy or any other publicly traded parent, direct or indirect, of US Energy and Crested), (ii) any Associate of US Energy and Crested, and (iii) any trust, the beneficiaries of which, or any corporation, limited liability company or partnership, the shareholders, members or general or limited partners of which, include only US Energy and Crested or any of their Associates and (d) with respect to any Management Holder, (i) any trust established for the benefit of such Management Holder, the spouse and/or one or more of the lineal descendants of such Management Holder which is controlled by such Management Holder and (ii) the spouse, parent, and/or one or more of the lineal descendants of such Management Holder; provided, however, that any transferee from any CSFB Party, CCBM, US Energy and Crested or any Management Holder pursuant to clauses (a), (b), (c) or (d) above will act through DLJ Merchant Banking Partners III, L.P., CCBM, US Energy and Crested and such Management Holder, respectively.

        "Person" means any natural person, corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, limited liability company, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, and any government or agency or political subdivision thereof.

        "Piggyback Registration" has the meaning set forth in Section 6.4(a).

        "Piggyback Securities" has the meaning set forth in Section 6.4(b).

        "Preemptive Right Holder" has the meaning set forth in Section 4.1(a).

        "Preferred Stock" means shares of the Series A Redeemable Preferred Stock, par value $.01 per share, of the Corporation.

        "Preferred Stock Certificate" means the Certificate of Designations, Preferences and Rights of Series A Redeemable Preferred Stock of the Corporation filed with the Secretary of State in the State of Delaware on June 23, 2003.

        "Prohibited Activity": a Person engages in a "Prohibited Activity" if during such Person's employment with the Corporation and (i) for a period of one year after the date of such Person's termination of employment, within the Area of Mutual Interest (as defined in the AMI Agreement) such Person (A) accepts employment with, advises, assists or renders service in any way, directly or indirectly, to any Person that is engaged in a business directly competitive with the business then engaged in by the Corporation or any of its affiliated companies or (B) enters into or takes part in or lends his or her name, counsel or assistance to any business, either as proprietor, principal, investor, partner, director, officer, executive, consultant, advisor, agent, independent contractor, or in any other capacity whatsoever, for any purpose that would be competitive with the business of the Corporation or any of its affiliated companies and (ii) for a period of two years after the date of termination of such Person's employment with the Corporation, such Person, on his own behalf or on behalf of any other Person, directly or indirectly, solicits or offers employment to any Person who has been employed by the Corporation or any subsidiary thereof at any time during the one-year period immediately preceding such solicitation.

        "Proportional Share" has the meaning set forth in Section 5.3(b).

        "Proposed Disposition" has the meaning set forth in Section 5.3(a).

        "Proposed Private Offering" has the meaning set forth in Section 3.1.

        "Proposed Transferee" has the meaning set forth in Section 5.3(a).

        "Public Offering" means the consummation of a public offering pursuant to a registration statement under the Securities Act.

        "Public Sale" means (i) any unregistered sale in "brokers' transactions" pursuant to Rule 144 under the Securities Act or (ii) a spin-off exempt from registration (pursuant to SEC Staff Legal Bulletin No. 4 or otherwise).

        "Registrable Securities" means all shares of Common Stock and Common Stock issuable upon conversion or exercise of Common Stock Equivalents and any other securities issued or issuable with respect to Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that any Registrable Security will cease to be a Registrable Security when (i) a registration statement covering such Registrable Security has been declared effective by the SEC and it has been disposed of pursuant to such effective registration statement, (ii) it is sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) promulgated by the SEC under the Securities Act are met, or (iii) (A) it has been otherwise transferred, (B) the Corporation has delivered a new certificate or other evidence of ownership for it not bearing any legend similar to that required pursuant to Section 9.4 of this Agreement and (C) it may be resold without subsequent registration or other restriction under the Securities Act.

        "Registration Expenses" has the meaning set forth in Section 6.9.

        "Requesting Holder" has the meaning set forth in Section 6.1(a).

        "Required Filing Date" has the meaning set forth in Section 6.1(b).

        "Required Sale" has the meaning set forth in Section 5.5(a).

        "Required Sale Date" has the meaning set forth in Section 5.5(b).

        "Required Sale Notice" has the meaning set forth in Section 5.5(b).

        "Response" has the meaning set forth in Section 9.16(b).

        "Restriction" has the meaning set forth in Section 9.4(b).

        "RMG" has the meaning given thereto in the recitals.

        "ROFR Acceptance Deadline" has the meaning set forth in Section 5.3(b).

        "ROFR Acceptance Notice" has the meaning set forth in Section 5.3(b).

        "ROFR/Participation Notice" has the meaning set forth in Section 5.3(g).

        "Sale Notice" has the meaning set forth in Section 5.3(a).

        "Sale Shares" has the meaning set forth in Section 5.3(a).

        "SEC" means the Securities and Exchange Commission or any successor governmental agency.

        "Securities Act" means the Securities Act of 1933, as amended from time to time.

        "Seller" has the meaning set forth in Section 5.5(a).

        "Selling Holder" means a Holder who is selling Registrable Securities pursuant to a registration statement under the Securities Act.

        "Senior Manager" has the meaning set forth in Section 9.16(b).

        "Share" has the meaning set forth in Section 5.1.

        "Shareholder" means, collectively, Holders and Management Holders.

        "Shelf Request" has the meaning set forth in Section 6.2.

        "Shelf Registration Statement" has the meaning set forth in Section 6.2.

        "Spouse" has the meaning set forth in Section 9.15.

        "Substitute Director" has the meaning set forth in Section 3.2(d).

        "Suspension Period" has the meaning set forth in Section 6.6(c).

        "Tranche A Shares" has the meaning given thereto in the Contribution Agreement.

        "Tranche B Shares" has the meaning given thereto in the Contribution Agreement.

        "Transfer," including the correlative terms "Transferring" or "Transferred", means any direct or indirect transfer, assignment, sale, gift or other encumbrance, or any other disposition (whether voluntary or involuntary or by operation of law) of Common Stock and/or any Common Stock Equivalents (or any interest (pecuniary or otherwise) therein or right thereto), including without limitation derivative or similar transactions or arrangements whereby a portion or all of the economic interest in, or risk of loss or opportunity for gain with respect to, Common Stock and/or any Common Stock Equivalents is transferred or shifted to another Person (but not any pledge or hypothecation thereof, placement of a lien thereon or grant of a security interest therein or other encumbrance thereon until the execution and foreclosure with respect to the foregoing); provided, however, that an exchange, merger, recapitalization, consolidation or reorganization involving the Corporation in which shares of the Common Stock and/or Common Stock Equivalents of the Corporation are converted or exchanged shall not be deemed a Transfer.

        "Transferring Holder" has the meaning set forth in Section 5.3(a).

        "Underwriter" means a nationally-recognized securities dealer which purchases any Registrable Securities as principal and not as part of such dealer's market-making activities.

        "US Energy" has the meaning given thereto in the recitals.

        "Voting Stock" of any Person as of any date means the Capital Stock of such person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Warrants" means all warrants exercisable for the purchase of Common Stock granted by the Corporation to any Initial Holder or its Permitted Transferee.

        "Withdrawing Director" has the meaning set forth in Section 3.2(b).

ARTICLE II
REPRESENTATIONS AND WARRANTIES

        Section 2.1    Representations and Warranties of Shareholders.    Each Shareholder represents and warrants to the Corporation and the other Shareholders that:

          (a)   with respect to a Shareholder that is not a natural person, such Person is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization, as the case may be, with full corporate and/or other entity power and authority under its certificate of incorporation and/or other organizational document(s) to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action;

          (b)   with respect to a Shareholder that is a natural person, such Person has full power and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery, and performance by such Person of this Agreement and the consummation by such Person of the transactions contemplated hereby have been duly authorized by all necessary action;

          (c)   this Agreement has been duly and validly executed and delivered by such Person and constitutes the legal, valid and binding obligation of such Person, and except as may be affected (i) by applicable bankruptcy, insolvency, moratorium, reorganization and other similar laws and judicial decisions affecting the rights of creditors generally and (ii) by general principles of equity and public policy (regardless of whether considered at law or in equity), are enforceable against such Person in accordance with their respective terms; and

          (d)   the execution, delivery, and performance by such Person of this Agreement and the consummation by such Person of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law, statute, rule, or regulation to which such Person is subject, (ii) violate any order, judgment, or decree applicable to such Person, or (iii) conflict with, or result in a breach or default under, any term or condition of its certificate of incorporation or bylaws, or partnership or other organizational document, as applicable, or any agreement or other instrument to which such Person is a party or by which such Person is bound.

        Section 2.2    Representations and Warranties of the Corporation.    The Corporation hereby represents and warrants to each Shareholder that:

          (a)   it is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware; it has full corporate power and authority under its Certificate of Incorporation to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby; and the execution, delivery, and performance by it of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action;

          (b)   this Agreement has been duly and validly executed and delivered by the Corporation and constitutes the legal, valid and binding obligation thereof, and except as may be affected (i) by applicable bankruptcy, insolvency, moratorium, reorganization and other similar laws and judicial decisions affecting the rights of creditors generally and (ii) by general principles of equity and public policy (regardless of whether considered at law or in equity), are enforceable against such Person in accordance with their respective terms; and

          (c)   the execution, delivery, and performance by the Corporation of this Agreement and the consummation by the Corporation of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law, statute, rule, or regulation to which the Corporation is subject, (ii) violate any order, judgment, or decree applicable to the Corporation or (iii) conflict with, or result in a breach or default under, any term or condition of its Certificate of Incorporation or Bylaws or any agreement or other instrument to which the Corporation is a party or by which it is bound.

ARTICLE III
MANAGEMENT OF THE CORPORATION

        Section 3.1    Management by Directors.    The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors (the "Board") and, subject to the restrictions imposed by law, by the Certificate of Incorporation and Bylaws and by this Agreement, the Board may exercise all powers of the Corporation. The provisions and rights set forth in Sections 3.2, 3.3, 3.5, 3.8, 3.9 and 3.13 shall terminate and be of no further force or effect, effective as of the consummation of a private placement of the Corporation's Common Stock to "qualified institutional buyers" pursuant to Rule 144A and to "accredited investors" pursuant to Regulation D with net proceeds to the Corporation of not less than $100.0 million, with a portion of the net proceeds used to redeem all of the outstanding Preferred Stock (the "Proposed Private Offering").

        Section 3.2    Board of Directors.    Each Shareholder and, to the fullest extent allowed by law, the Corporation, shall take all action within its power, including, but not limited to, the voting of shares of Capital Stock of the Corporation, required to cause:

          (a)   [Reserved.]

          (b)   in the event the CSFB Parties and their respective Permitted Transferees beneficially own an aggregate number of Shares equal to,

            (i)    not less than 35% of the Diluted Common Stock of the Corporation, the nomination and election or appointment of (A) one Director designated by DLJ Merchant Banking Partners III, L.P., and (B) three Directors designated by all other CSFB Parties; and

            (ii)   less than 35% but not less than 25% of the Diluted Common Stock of the Corporation, the nomination and election or appointment of (A) one Director designated by DLJ Merchant Banking Partners III, L.P., and (B) two Directors designated by all other CSFB Parties;

            (iii)  less than 25% but not less than 13% of the Diluted Common Stock of the Corporation, the nomination and election or appointment of (A) one Director designated by DLJ Merchant Banking Partners III, L.P., and (B) one Director designated by all other CSFB Parties; and

            (iv)  less than 13% but not less than 5% prior to the date of the Initial Public Offering or 10% at any time thereafter, of the Diluted Common Stock of the Corporation, the nomination and election or appointment of one Director designated by DLJ Merchant Banking Partners III, L.P.

          (c)   in the event CCBM and its Permitted Transferees beneficially own an aggregate number of Shares equal to,

            (i)    not less than 13% of the Diluted Common Stock of the Corporation, the nomination and election or appointment of two Directors designated by CCBM; and

            (ii)   less than 13% but not less than 5% prior to the date of the Initial Public Offering or 10% at any time thereafter, of the Diluted Common Stock of the Corporation, the nomination and election or appointment of one Director designated by CCBM; and

          (d)   in the event US Energy and Crested and its Permitted Transferees beneficially own an aggregate number of Shares equal to,

            (i)    not less than 13% of the Diluted Common Stock of the Corporation, the nomination and election or appointment of two Directors designated by US Energy and Crested; and

            (ii)   less than 13% but not less than 5% prior to the date of the Initial Public Offering or 10% at any time thereafter, of the Diluted Common Stock of the Corporation, the nomination and election or appointment of one Director designated by US Energy.

        Section 3.3    Substitute Directors.    In the event that any Director (a "Withdrawing Director") designated in the manner set forth in Section 3.2 is unable to serve, or once having commenced to serve, is removed or withdraws from the Board, such Withdrawing Director's replacement on the Board (the "Substitute Director") shall be designated in accordance with this Section 3.3 by the Holder that designated such Withdrawing Director. Each Shareholder agrees to take all action within its power, including, but not limited to, (i) the voting of Capital Stock of the Corporation to cause the nomination and election or appointment of such Substitute Director as soon as practicable following his designation and (ii) instructing the Directors it had previously designated to serve as members of the Board, as the first order of business at the first meeting thereof after such Substitute Director has been so designated, to vote to seat such designated Substitute Director as a Director in place of the Withdrawing Director. In the event any Holder entitled to designate a Director or Directors pursuant to this Agreement fails to designate a Director or Directors, such directorship or directorships shall remain vacant unless such vacancy results in fewer than the minimum number of Directors required by law, in which case such vacancy shall be filled by an individual elected by a majority of the Directors then serving.

        Section 3.4    Quorum; Vote Required for Board Action.    Unless otherwise required by law, each Director shall have one vote. A quorum for the transaction of business at a meeting of the Board shall exist when a majority of the Directors are present, and the approval of a majority of the Directors shall be required to approve any action by the Board.

        Section 3.5    Removal.    A Holder entitled to designate Directors of the Corporation pursuant to Section 3.2 may at any time request that any one or all of the Directors designated by such Holder be removed from the Board (with our without cause) by written notice thereof to the other Holders. Upon receipt of any such notice, each of the Shareholder hereby agrees to vote all shares of Capital Stock of the Corporation beneficially owned or held of record by such Shareholder to effect such removal upon any such request. No Director designated by a Holder shall otherwise be involuntarily removed as a Director (or as a member of any committee thereof) except for cause for as long as such Holder is entitled to designate that Director as a member of the Board pursuant to this Agreement.

        Section 3.6    Compensation.    Members of the Board who are non-employees and are not Affiliates of any of the Holders shall receive compensation for their services as Directors as determined by the Board. In addition, all Directors shall be entitled to be reimbursed by the Corporation for their respective reasonable out-of-pocket costs and expenses incurred in connection with the meetings of the Board and any committees thereof.

        Section 3.7    Voting of Preferred Stock.    The CSFB Parties agree that at such time as there shall be outstanding only one share of Preferred Stock, in any vote of the stockholders of the Corporation in which the shares of Preferred Stock are required by law to vote as a separate class, the CSFB Parties shall cause the voting rights of such share to be cast in a manner proportionate to the manner in which the votes of the outstanding Common Stock are cast in such vote.

        Section 3.8    Cooperation by Holders.    Each Shareholder agrees to take such action, or refrain from taking such action, as is within its reasonable control to effect the provisions of Section 3.2, 3.3, and 3.5 including, without limitation, using its best efforts to cause any Director nominated thereby to take or refrain from taking action for the foregoing purpose.

        Section 3.9    Governance of Subsidiaries.    It being the intention of the Shareholders that any subsidiary of the Corporation be managed in a manner consistent with that of the Corporation, the Corporation hereby agrees that it shall at all times, and each Shareholder agrees to use reasonable efforts at all times to, cause: (i) each board of directors of the Corporation's subsidiaries to consist of the same individuals who serve on the Board; and (ii) the officers of each subsidiary are to be those persons so identified by the Board.

        Section 3.10    Financial Statements.    Following an Initial Public Offering, all of the provisions and obligations set forth in Section 3.10 may be deemed satisfied by the Corporation by its filing of annual and quarterly financial statements with the SEC reasonably in advance of the date by which any Initial Holder is required to include such information in any annual or quarterly report filed with the SEC pursuant to the Exchange Act. In the event the Corporation provides any information to an Initial Holder pursuant to Section 3.10 following an Initial Public Offering and such information constitutes nonpublic information, as long as such information remains nonpublic information, the Initial Holder agrees that the Initial Holder shall (1) comply with all applicable securities laws regarding trading on the basis of material nonpublic information and (2) disclose only such information that is required to be disclosed in any applicable filing with the SEC. In addition, following an Initial Public Offering, the following provisions and obligations of the Corporation set forth in Section 3.10 shall not apply with respect to any Initial Holder who is not required to include such information in any reports filed with the SEC pursuant to the Exchange Act and shall cease to apply to an Initial Holder for so long as the Initial Holder is not required to include such information in any reports filed with the SEC pursuant to the Exchange Act.

          (a)   As soon as practicable following the end of each fiscal year of the Corporation, and in any event reasonably in advance of the date by which any Initial Holder is required to include such information in any annual report filed with the SEC pursuant to the Exchange Act, the Corporation shall cause its independent accountant to prepare and deliver to each of the Initial Holders an audited consolidated balance sheet of the Corporation as of the end of such fiscal year and the related audited consolidated statement of operations, changes in stockholders' equity and cash flows of the Corporation for such fiscal year (or similar statements if such statements change as the result of changes in GAAP), together with the notes related thereto. Such financial statements shall be accompanied by a report of the Corporation's independent accountants to the effect that such financial statements have been prepared in conformity with GAAP applied on a basis consistent with prior years (except as otherwise specified in such report) and that the audit of such financial statements has been performed in accordance with GAAP.

          (b)   As soon as practicable following the end of the each fiscal quarter of the Corporation, including the final fiscal quarter, and in any event reasonably in advance of the date by which any Initial Holder is required to include such information in any quarterly report filed with the SEC pursuant to the Exchange Act, the Corporation shall prepare and deliver to each of the Initial Holders an unaudited consolidated balance sheet of the Corporation as of the end of such fiscal quarter and the related unaudited consolidated statement of operations, changes in stockholders' equity and cash flows of the Corporation for such fiscal quarter and for the fiscal year to date (or similar statements if such statements change as the result of changes in GAAP), in each case setting forth in comparative form the figures for corresponding periods in the prior fiscal year.

        Section 3.11    Reserve Reports.    Following an Initial Public Offering, all of the provisions and obligations set forth in Section 3.11 shall be deemed satisfied by the Corporation by its filing of reserve information with the SEC and the Corporation shall be under no obligation to provide any non-public reserve information to any of the parties hereto. (i) On or before February 15 of each calendar year, the Corporation will furnish to each Initial Holder a reserve report, prepared as of the preceding December 31 by independent petroleum engineers of recognized national standing approved by the Board, evaluating all oil and gas reserves (which shall include proved and probable reserves) and interests owned by the Corporation and (ii) the Corporation will promptly furnish to each Initial Holder copies of such additional reserve reports with respect to the Corporation's oil and gas properties and interests as may be prepared from time to time by or on behalf of the Corporation.

        Section 3.12    Operating Reports.    Following an Initial Public Offering, all of the provisions and obligations set forth in Section 3.12 shall be deemed satisfied by the Corporation by its filing of annual and quarterly financial statements with the SEC and the Corporation shall be under no obligation to provide any non-public interim operating information to any of the parties hereto. The Corporation will furnish to each Initial Holder (i) within 30 days after the end of each month, a report describing (A) the gross and net volume of production and sales of production from or attributable to the Corporation's oil and gas properties and interests during the preceding period, (B) estimated revenues and estimated severance taxes, other taxes, leasehold operating expenses and capital costs attributable to such properties and interests and incurred during the preceding period, (C) variances from the expenses and capital costs for such properties and interests included in the Corporation's budget for such period and (D) such other information (in any form, electronic or otherwise), as any Initial Holder may reasonably request from time to time, and (ii) within 30 days after the end of each fiscal quarter, a reconciliation of previous estimates of severances, taxes, expenses and costs to such actual revenues, taxes, expenses and costs for the applicable period, to the extent such actual information is then available to the Corporation.

        Section 3.13    Certain Competing Activities by Director.

          (a)   No director of the Corporation shall serve as an officer, director or employee of, or consultant to, or own an equity interest in, provide financial advisory services to, or assist in providing, underwriting or arranging debt or equity financing to any entity a majority (as measured in book value) of the assets of which are within the AMI (as defined in the AMI Agreement), other than serving in any of the aforementioned capacities with respect to CCBM, Carrizo, or US Energy and Crested. Notwithstanding the foregoing, no director shall be restricted by the preceding sentence to the extent such activities relate to an Acquired Interest (as defined in the AMI Agreement) which the Corporation has elected not to acquire or as to which the Corporation fails to timely respond to an Offer Notice (as defined in the AMI Agreement) under Section 2.6 of the AMI Agreement. The restrictions in this paragraph shall continue as to a director until the earliest of (i) one year following the date such person resigns as a director of the Company, (ii) the time of the termination of the AMI Agreement pursuant to Section 2.7 thereof, and (iii) in the case of a director and who is a director officer, employee or consultant of an Affiliate of a CSFB Party and who is designated under Section 3.2(b) above, the date such director ceases to be either a director, officer, employee or consultant of a CSFB Party.

          (b)   The foregoing restriction shall not apply to any director of the Corporation solely because of such status as a director prior to December 31, 2003 if such director resigns his directorship with the Corporation prior to and is not serving as a director of the Corporation on December 31, 2003.

          (c)   Each party shall be responsible for the performance by and liability for any breach of this Section 3.13 with respect to a director of the Corporation that has been designated by that party.

ARTICLE IV
CERTAIN PURCHASE RIGHTS

        Section 4.1    Preemptive Rights.    In accordance with Article VIII, all of the preemptive rights set forth in Section 4.1 shall terminate and be of no further force or effect, effective immediately prior to the consummation of the Proposed Private Offering.

          (a)   If the Corporation proposes to sell any of its Capital Stock to any Person in one transaction or a series of related transactions, other than (i) Preferred Stock issued or to be issued pursuant to the Contribution Agreement, or as an in-kind dividend on such Preferred Stock; (ii) Warrants issued or to be issued pursuant to the Contribution Agreement or a 2005 Subscription Agreement or distributed as an in-kind dividend on Preferred Stock; (iii) Common Stock or Common Stock Equivalents issued or to be issued pursuant to the Contribution Agreement or a 2005 Subscription Agreement or upon the exercise of any Warrants; (iv) securities issued or granted to eligible officers, employees or directors of, or consultants to, the Corporation and its subsidiaries pursuant to an Equity Incentive Plan approved by the Board; (v) securities issued by the Corporation as consideration in a merger, business combination or acquisition of property or assets; (vi) securities issued in a distribution from the Corporation, stock split, reverse stock split, subdivision, stock dividend, reclassification, combination or capital reorganization; or (vii) securities issued or to be issued in a firm commitment underwritten offering registered under the Securities Act, then each Holder which is an Accredited Investor (a "Preemptive Right Holder") shall have the right to purchase, at the same price per share and upon substantially similar terms and conditions, up to a number of shares of such Capital Stock sufficient for it to maintain the same percentage ownership of Fully Diluted Common Stock as it owned immediately prior to such issuance; provided, however, if the proposed sale involves a new class or series of Capital Stock, each Preemptive Right Holder may purchase that percentage of the new shares proposed to be issued which equals such Holder's percentage ownership of the Fully Diluted Common Stock at the time.

          (b)   In the event of a proposed transaction or transactions, as the case may be, that would give rise to preemptive rights under Section 4.1(a), the Corporation shall give each Preemptive Right Holder written notice not later than 20 Business Days prior to the expected consummation of the proposed transaction or transactions, describing the type of Capital Stock of the Corporation to be issued and sold (the "New Securities"), and the price and the general terms upon which the Corporation proposes to issue the same. Without limiting the generality of any other provision hereof, the description of the price and terms in the Corporation's notice to Preemptive

  Rights Holders may be in the form of a term sheet agreed upon by the Corporation and the Person to whom the Corporation proposes to sell its Capital Stock; provided, that the Company shall give each Preemptive Right Holder an additional written notice of any change in the price or other material change in the terms upon which the Corporation proposes to issue such New Securities. Each Preemptive Right Holder shall have 15 Business Days after any such written notice (including any additional notice of a change in terms) is deemed delivered to agree to purchase up to such Preemptive Right Holder's pro rata share of such New Securities as determined pursuant to Section 4.1(a) for the price and upon the terms specified in the notice by giving a binding and irrevocable written notice to the Corporation and stating the exact number of New Securities such Preemptive Right Holder desires to purchase. Each Preemptive Right Holder shall also have a right of over-allotment such that if any Preemptive Right Holder fails to exercise its rights hereunder to purchase any part of its pro rata share, the other Preemptive Right Holders may purchase such unexercised portion on a pro rata basis (based upon the ratio of New Securities subscribed for by each to the New Securities subscribed for by all other Holders exercising over-allotment purchase rights) or such other basis as such Preemptive Right Holders shall agree. Any Preemptive Right Holder desiring to exercise an over-allotment right shall indicate in its initial response to the Corporation the number of additional New Securities up to which it will purchase.

          (c)   With respect to that portion, if any, of the New Securities for which the Preemptive Right Holders fail to exercise their right to purchase within such 15 Business Day period, subject to approval by the Board, the Corporation shall have 90 days thereafter to sell any or all of such portion of the New Securities, at a price and upon terms that are in all material respects no more favorable to the purchasers thereof than specified in the Corporation's notice to Preemptive Right Holders pursuant to Section 4.1(b). If the Corporation has not sold the New Securities in accordance with the foregoing within such 90-day period, the Corporation shall not thereafter issue or sell any New Securities without first again offering such securities to the Preemptive Right Holders in the manner provided above.

        Section 4.2    Repurchase of Management Shares.    In accordance with Article VIII, the provisions of Section 4.2 shall terminate and be of no further force or effect, effective as of the consummation of an Initial Public Offering.

          (a)   In the event that any Management Holder voluntarily resigns from the Corporation without Good Reason, the Corporation shall have the option, exercisable for a period of 12 months following such resignation, to acquire any or all Common Stock and any or all Common Stock Equivalents beneficially owned by such Management Holder and such Management Holder's Permitted Transferees. If the Corporation elects to exercise such option, it shall pay such resigning Management Holder a price for such Common Stock or Common Stock Equivalents equal to the lesser of (i) the price originally paid by such Person to acquire such Common Stock or Common Stock Equivalents and (ii) the Fair Market Value thereof as of the date of such resignation. The Corporation shall pay such purchase price in the form of three equal annual installments on the first, second and third anniversaries of the effective date of the Management Holder's resignation with interest thereon until paid at the minimum rate necessary to avoid the imputation of interest or original issue discount under the U.S. Internal Revenue Code of 1986, as amended, or similar provision in any other applicable jurisdiction.

          (b)   In the event that at any time the Corporation dismisses or terminates the employment of any Management Holder for Cause, the Corporation shall have the option, exercisable for a period of 12 months following such dismissal or termination, to acquire any or all Common Stock and any or all Common Stock Equivalents beneficially owned by such Management Holder and such Management Holder's Permitted Transferees at a price per share for such Common Stock or Common Stock Equivalents equal to the lesser of (i) the price originally paid by such Person to acquire such Common Stock or Common Stock Equivalents and (ii) the Fair Market Value thereof as of the effective date of such dismissal or termination, which purchase price shall be payable by delivery of a Payable Note.

          (c)   In the event that the Corporation dismisses or terminates the employment of any Management Holder without Cause, or any Management Holder voluntarily resigns with Good Reason, the Corporation shall have the option, exercisable for a period of 12 months following dismissal, termination or resignation, to acquire any or all Common Stock and any or all Common Stock Equivalents beneficially owned by such Management Holder and such Management Holder's Permitted Transferees at a price per share for such Common Stock or Common Stock Equivalents equal to the Fair Market Value thereof.

          (d)   In the event that any Management Holder's employment by the Corporation is terminated due to the death or Disability of such Management Holder (i) the Corporation shall have the option, exercisable for a period of 12 months after such death or Disability occurs, to acquire any or all Common Stock and any or all Common Stock Equivalents beneficially owned by such Management Holder and such Management Holder's Permitted Transferees at a price per share for such Common Stock or Common Stock Equivalents equal to the Fair Market Value thereof.

          (e)   Notwithstanding anything to the contrary in this Section 4.2, in the event that any Management Holder voluntarily resigns from the Corporation and thereafter engages in a Prohibited Activity, then the Corporation shall have the option to acquire any or all Common Stock and any or all Common Stock Equivalents beneficially owned by such Management Holder and such Management Holder's Permitted Transferees at a price per share for such Common Stock or Common Stock Equivalents equal to the lesser of (i) the price originally paid by such Person to acquire such Common Stock or Common Stock Equivalents and (ii) the Fair Market Value thereof, which purchase price shall be payable by delivery of a Payable Note. If such Common Shares and Common Stock Equivalents have previously been purchased by the Corporation pursuant to any other provision of this Section 4.2, then such Management Holder and such Management Holder's Permitted Transferees shall immediately return to the Corporation any excess amounts received by such Management Holder or such Management Holder's Permitted Transferees, respectively, pursuant to such provisions as compared to the amount receivable under this Section 4.2(e).

          (f)    In the event that the Corporation elects to exercise any option granted pursuant to this Section 4.2 to acquire any Common Stock or any Common Stock Equivalents beneficially owned by one or more Management Holders or Permitted Transferees, the Corporation shall pay the purchase price for such Common Stock or Common Stock Equivalents (less any amounts owed by the Management Holder to the Corporation) in cash (except as otherwise set forth in Section 4.2(b) or Section 4.2(e)) , up to an aggregate maximum purchase price for all such cash purchases of $500,000. If the aggregate amount paid to all Management Holders and their respective Permitted Transferees pursuant to this Section 4.2 equals or exceeds $500,000 in any year, then the Corporation may make any additional payments required under this Section 4.2 by delivery of a Payable Note.

ARTICLE V
TRANSFER OF SECURITIES

        Section 5.1    General Rule.    The provisions and rights set forth in Sections 5.1, 5.2, 5.3, 5.4, 5.6, 5.7(d) and (e), 5.8, 5.9 and 5.10 shall terminate and be of no further force or effect, effective as of the consummation of an Initial Public Offering. No Shareholder or any Permitted Transferee may Transfer any shares of Preferred Stock, Common Stock or Common Stock Equivalents of the Corporation

(collectively, "Shares") except (i) pursuant to Section 4.2, in the case of any Management Holder, (ii) as otherwise contemplated by this Article V, (iii) pursuant to a Public Offering or (iv) after an Initial Public Offering, pursuant to a Public Sale (all of which Transfers shall be exempt from this Article V). Any attempted Transfer of Shares, other than in accordance with the terms of this Agreement shall be, and is hereby declared, null and void ab initio.

        Section 5.2    Permitted Transfers.    Notwithstanding anything in this Agreement to the contrary (other than Section 5.7), any Shareholder or any Permitted Transferee may, without the consent of the Corporation or any of the Holders and without compliance with Section 5.3, 5.4 or 5.5, but subject to Section 5.7, at any time Transfer any or all of its Shares to any CSFB Party, CCBM, US Energy and Crested and/or to any of such Shareholder's Permitted Transferees, provided that the Transfer to such Person is in compliance with the transfer provisions of the Contribution Agreement or a 2005 Subscription Agreement, as the case may be, and not in violation of applicable U.S. federal or state securities laws, or other similar laws.

        Section 5.3    Rights of First Refusal.

          (a)   Should one or more Shareholders propose to Transfer (other than an Involuntary Transfer, a Transfer in a Public Offering, a Public Sale after an Initial Public Offering or a Transfer governed by Section 5.4, but including a Transfer by the CSFB Parties pursuant to Section 5.5) (such Shareholder(s), the "Transferring Holder") any of its Shares, pursuant to a Bona Fide Offer from another Person (a "Proposed Disposition"), not less than 20 Business Days prior to such Proposed Disposition the Transferring Holder shall give notice thereof (a "Sale Notice") to the Corporation and all of the other Holders. The Sale Notice shall contain (i) the name and address of the prospective acquiror (the "Proposed Transferee"), (ii) the number and type of Shares that the Transferring Holder intends to Transfer (the "Sale Shares"), (iii) the purchase price, including a description of any non-cash consideration, and the encumbrances, if any, to which such Shares Transferred will be subject, and (iv) an irrevocable offer to sell the Sale Shares to the other Holders upon the same terms and subject to the same conditions as those contemplated by the Proposed Disposition, and such notice shall be accompanied by a true and correct copy of the agreement, if any, embodying the terms and conditions of the Proposed Disposition or a written summary thereof if there is no agreement.

          (b)   Each of the other Holders shall have an optional preferential right, exercisable by giving written notice stating that such notice is binding and irrevocable to the Transferring Holder at any time prior to the 15th Business Day after its receipt of the Sale Notice (the "ROFR Acceptance Deadline"), to acquire a portion of the Shares to be Transferred as described in the Sale Notice. Each Holder that delivers a ROFR/Participation Notice (an "Accepting Holder") to the Transferring Holder before the ROFR Acceptance Deadline (the "ROFR Acceptance Notice") shall have the right to purchase, for a cash purchase price equal to the purchase price set forth in the Sale Notice (with the value of any non-cash consideration contained therein being the current market value thereof as determined in good faith by the Board using a generally accepted method of valuation (which shall require that no Board member who is nominated by or affiliated with an Accepting Holder take part in such determination) by a method deemed acceptable to it, which shall be conclusive), the number of Sale Shares as may be unanimously agreed upon by all of the Accepting Holders or, in the absence of any such agreement (which shall be deemed to be absent if a written agreement signed by all of the Accepting Holders is not delivered to the Transferring Holder on or before the fifth Business Day following the expiration of said 15-Business Day period), the lesser of (i) the number of Sale Shares equal to such Accepting Holder's pro rata ownership of all Diluted Common Stock (such number a "Proportionate Share"), and (ii) the maximum number of Sale Shares that such Accepting Holder is willing to purchase as set forth in its ROFR/Participation Notice. In the event that any Accepting Holder being offered Sale Shares does not elect to purchase its full pro rata Proportionate Share of the Sale Shares, the Accepting Holders

  shall, to the extent the Holders have so elected in their ROFR/Participation Notice, be given the option to purchase up to their Proportionate Share of any remaining Sale Shares that no Holder has therefore elected to purchase until the Accepting Holders have elected to purchase all of the Sale Shares (it being understood that this provisions shall not extend the time period during which the Holders may exercise their rights hereunder).

          (c)   Notwithstanding anything to the contrary in this Section 5.3, unless the Accepting Holders purchase all of the Sale Shares in accordance with the terms hereof, the Transferring Holder shall not be required to sell any Sale Shares to any Accepting Holders and may instead at its option sell the Sale Shares in accordance with Section 5.3(f).

          (d)   Subject to Section 5.3(f), the closing of the purchase and sale of the Sale Shares to Accepting Holders pursuant to this Section 5.3 shall be at 9:00 a.m. on the 15th Business Day following the ROFR Acceptance Deadline at the Corporation's principal office unless the Transferring Holder and all of the Accepting Holders otherwise agree. At the closing each Accepting Holder's pro rata share of the consideration to be paid in immediately available funds in accordance with Section 5.3(b) shall be delivered by each Accepting Holder to the Transferring Holder, and the Transferring Holder shall deliver to each Accepting Holder such certificates representing the Sale Shares so purchased, accompanied by duly executed stock transfer powers, free and clear of all liens, encumbrances and adverse claims with respect thereto (other than such liens, encumbrances and/or clauses described in the Sale Notice) and such other matters as are deemed reasonably necessary by the Corporation for the proper transfer on the books of the Corporation to the Accepting Holders of such Sale Shares so purchased. If the Closing does not occur within the time specified above (other than as a result of the Transferring Holders' willful failure to comply with its obligations under this Agreement), then the Transferring Holder may instead at its option sell the Sale Shares in accordance with Section 5.3(f).

          (e)   The Corporation, the Transferring Holder and each Accepting Holder shall cooperate in good faith in obtaining all necessary governmental and other third party approvals, waivers and consents required for the closing.

          (f)    Subject to compliance with the provisions of Sections 5.4 and 5.7 of this Agreement, if the Holders fail to elect to purchase all of the Sale Shares, the Transferring Holder may Transfer all (but not less than all) of the Sale Shares to the Proposed Transferee under the Proposed Disposition on terms that are in all material respects no more favorable to such transferee than those set forth in the ROFR Notice and offered to the Accepting Holders. Notwithstanding the foregoing, without complying again with the provisions of this Section 5.3, the Transferring Holder may not Transfer any Sale Shares if the sale of such shares to the Proposed Transferee is not consummated within 75 days after the ROFR Acceptance Deadline.

          (g)   For purposes hereof, a "ROFR/Participation Notice" means a notice delivered by a Holder in accordance with this Section 5.3 pursuant to which such Holder notifies a Transferring Holder (i) of its election to exercise its preferential purchase rights, and in such event, the maximum number of Sale Shares which such Holder is electing to purchase (which shall not be less than such Holder's Proportionate Share) and/or (ii) in the event the Accepting Holders fail to elect to purchase all of the Sale Shares, if such Holder is electing to exercise its right to require the Transferring Holder to include such Holder's Participation Amount in the Proposed Transfer pursuant to Section 5.4.

        Section 5.4    Right of Participation.

          (a)   In the event (i) a Proposed Disposition constitutes a Transfer in one transaction or a series of related transactions of shares of Diluted Common Stock equal to 10% or more of the Diluted Common Stock other than (a) a Transfer in a Public Offering or Public Sale after an

  Initial Public Offering, (b) any Transfer in which all of the Holders agree to participate and (ii) Accepting Holders have failed to elect to purchase all of the Sale Shares pursuant to Section 5.3, then such Transferring Holder shall include in the Proposed Disposition the number of shares of Common Stock, designated by each Holder in its ROFR/Participation Notice, not to exceed, in respect of any such Holder, such Holder's Participation Amount. For purposes hereof, "Participation Amount" means a number of shares of Common Stock, designated by each Holder, not to exceed, in respect of any such Holder, that number of shares of Common Stock equal to the product (rounded to the nearest whole share) of (A) the aggregate number of shares of Common Stock to be sold by the Transferring Holder (and, in the case of any Proposed Disposition involving Warrants, the number of shares of Common Stock issuable upon conversion of such Warrants) to the Proposed Transferee and (B) a fraction, the numerator of which is equal to the amount of Diluted Common Stock owned by such Holder and the denominator of which is equal to the amount of Diluted Common Stock owned by all Holders.

          (b)   The election of a Holder to include Common Stock in the Proposed Disposition by delivery to the Transferring Holder of a ROFR/Participation Notice shall be binding and irrevocable. The right of any Holder to include shares of Common Stock in a Proposed Disposition shall be conditioned upon the Transferring Holder's Transfer of Common Stock pursuant to the transactions contemplated in the Sale Notice, including consummation of the transaction within the timeframe contemplated by the Sale Notice. If any Holder has elected to participate in a Proposed Disposition, the Transferring Holder shall reduce to the extent necessary the number of shares of Common Stock it otherwise would have sold in the Proposed Disposition so as to permit such Holder to sell the number of shares of Common Stock that they are entitled to sell under this Section 5.4, and the Transferring Holder and each such Holder shall sell their respective shares of Common Stock to the Proposed Transferee in accordance with the terms of such sale set forth in the Sale Notice.

          (c)   For purposes of this Section 5.4, the number of shares of Common Stock shall be deemed to include the shares of Common Stock represented by Common Stock Equivalents. Notwithstanding the foregoing, no Common Stock Equivalents shall receive the benefits of this Section 5.4 prior to the time such Common Stock Equivalents are exercisable for or convertible or exchangeable into shares of Common Stock and, in order to obtain the benefits of this Section 5.4, any such Common Stock Equivalents in the form of options, warrants or other securities convertible or exchangeable into or exercisable for shares of Common Stock must be exercised or canceled prior to or simultaneously with the consummation of the sale pursuant to this Section 5.4.

        Section 5.5    Drag Along Rights.    In accordance with Article VIII, all of the provisions of Section 5.5 shall terminate and be of no further force or effect, effective as of the consummation of an Initial Public Offering.

          (a)   Notwithstanding any other provision in this Article V, if the CSFB Parties and their Permitted Transferees (such parties being referred to in this Section 5.5 as the "Seller") propose to sell all of the Shares held by such parties at such time (the "CSFB Shares") to a third party or parties that are not Permitted Transferees of the Seller (collectively, a "Third Party") pursuant to a Bona Fide Offer, then the Seller shall have the right to require all other Shareholders (collectively, the "Co-Sellers") to include in such sale (a "Required Sale") all of such Co-Seller's Shares; provided, however,

            (i)    at any time prior to the fifth anniversary of the date of this Agreement, (A) the Shares held by the CSFB Parties shall constitute not less than 50% of the Diluted Common Stock and (B) if CCBM or Carrizo and US Energy or Crested each own Shares and each of CCBM or Carrizo and US Energy or Crested then shall be entitled to nominate and have elected at least one Director pursuant to Section 3.2, then at least one of CCBM or Carrizo, as the case may be, and US Energy or Crested shall have consented in writing to such Required Sale, and

            (ii)   on or at any after the fifth anniversary but prior to the seventh anniversary of this Agreement, the Shares held by the CSFB Parties shall constitute not less than 50% of the Diluted Common Stock.

          For the avoidance of doubt, on or at any time after the seventh anniversary of this Agreement, the Seller's right to require all other Co-Sellers to include all of such Co-Sellers' Shares in a Required Sale shall be conditioned only on the provisions set forth in Section 5.5(e) and the inclusion of all of the Seller's Shares in such Required Sale.

          (b)   Each of the other Holders shall have an optional preferential right, exercisable by giving written notice stating that such notice is binding and irrevocable to the Seller at any time prior to the 15th Business Day after its receipt of the Required Sale Notice (as defined below), to acquire a portion of the CSFB Shares to be Transferred in accordance with the procedures set forth in Section 5.3. Notwithstanding anything to the contrary contained herein, if after completion of the procedures set forth in Section 5.3, the Holders fail to elect to purchase all of the CSFB Shares, the Seller may exercise its right to effect a Required Sale. To exercise its right to effect a Required Sale, the Seller shall deliver a notice (the "Required Sale Notice") to each Holder setting forth: (i) the date of such notice (the "Notice Date"), (ii) the name and address of the Third Party, (iii) the proposed amount and type of consideration to be paid per share for the CSFB Shares, and a description in reasonable detail of the terms and conditions of payment offered by the Third Party, together with written proposals or agreements, if any, with respect thereto, (iv) confirmation that Seller is selling all of its Shares and that such Shares represent not less than 50% or more of the aggregate number of Diluted Common Stock and (vi) the proposed date of the Required Sale (the "Required Sale Date"), which shall be not less than 60 nor more than 120 days after the Notice Date.

          (c)   The Co-Sellers shall cooperate in good faith with the Seller in order to consummate the Required Sale (including, without limitation, the giving of consents and the voting of Capital Stock held by the Co-Sellers to approve such Required Sale). On the Required Sale Date, each of the Seller and the Co-Sellers shall deliver, free and clear of all liens, claims or encumbrances (other than customary permitted liens), a certificate or certificates and/or other instrument or instruments for all of its Shares, duly endorsed and in proper form for transfer, with the signature guaranteed, to such Third Party in the manner and at the address indicated in the Required Sale Notice and Seller shall cause each Co-Seller's share of the purchase price to be paid to such Co-Seller.

          (d)   Each of the Shareholders, on behalf of itself and its respective Permitted Transferees, expressly agrees that:

            (i)    any and all consideration received in connection with any Required Sale shall be applied in the following order of priority:

              (A)  first to the payment of all reasonable out-of-pocket fees and expenses incurred in connection with such sale (to the extent such fees and expenses are incurred for the benefit of all Holders and are not otherwise paid by the Corporation or the acquiring party; fees and expenses incurred by or on behalf of a Holder for its sole benefit will not be considered fees and expenses of the transaction hereunder), and once all such fees and expenses have been paid, then

              (B)  second to the holders of shares of Preferred Stock, on a pro rata basis, and when all holders of shares of Preferred Stock have received an amount for each share of Preferred Stock equal to the Liquidation Amount, plus the accrued and unpaid dividends thereon through such date (the "Minimum Purchase Amount"), then

              (C)  third to the holders of shares of Common Stock and Common Stock Equivalents (with the Common Stock Equivalents receiving the amount specified by Section 5.5(e)(i), on a pro rata basis, and

            (ii)   in the event the aggregate consideration payable in connection with a Required Sale consists of cash and property, the cash portion of such consideration shall be applied first to the purchase of Preferred Stock until such time as each holder thereof shall have received the Minimum Purchase Amount whereupon the remaining cash and other property payable in connection with such Required Sale shall be applied to the purchase of Common Stock and Common Stock Equivalents.

          (e)   The obligations of the Shareholders pursuant to this Section 5.5 are subject to the satisfaction of the following conditions:

            (i)    all Shareholders holding then-currently exercisable Common Stock Equivalents will be given an opportunity to either (A) exercise such rights prior to the consummation of the Required Sale (but only to the extent such share equivalents are then vested or will become vested as a result of the Required Sale) and participate in such transaction as stockholders, or (b) upon the consummation of the Required Sale, receive in exchange for such share equivalents consideration equal to the amount determined by multiplying (x) the same amount of consideration per share (of the same class as that for which the share equivalent is exercisable) received by holders of such class of share in connection with the Required Sale less the exercise price per share equivalent by (y) the number of share equivalents (but only to the extent such share equivalents are then vested);

            (ii)   in the event that Shareholders are required to provide any representations or indemnities in connection with the Required Sale (other than representations and indemnities concerning each Shareholder's valid ownership of its shares, free of all liens and encumbrances (other than those that are released or satisfied at the closing of the Required Sale arising under applicable securities laws), and each Shareholder's authority, power, and right to enter into and consummate such Required Sale without violating any other agreement), then each Shareholder shall not be liable for more than its pro rata share (based upon the per share consideration received) of any liability for misrepresentation or indemnity and such liability shall not exceed the total purchase price received by such Shareholder for its Shares (including the exercise price of any Common Stock Equivalents). Any representations and warranties contemplated by this Section 5.5(e) may include any exceptions to the extent appropriate to make such representations and warranties true;

            (iii)  the Required Sale may not be a transaction with an Affiliate of any Holder unless such Required Sale is approved by Holders holding a majority of the Voting Stock of the Corporation, measured by voting power rather than number of shares, held by non-Affiliates of that Holder; and

            (iv)  no Shareholder shall, by such Shareholder's execution of this Agreement, by voting or consenting to any Required Sale or by taking any other action required under this Section 5.5 waive any claim (other than for the exercise of dissenter's rights) against the Corporation, any officer, director or stockholder thereof or any other Person and nothing herein is intended to relieve any Person of any duty it would owe to a Holder Shareholder in the absence of such Shareholder entering into this Agreement or taking any action required hereunder. All Shareholder agree that they will not take, and to the extent possible will cause their employees and Affiliates to not take, any position contrary to or inconsistent with that set forth in this Section 5.5(e)(iv).

        Section 5.6    Involuntary Transfers.

          (a)   In the event of an Involuntary Transfer of any Shares by a Shareholder, such Shareholder shall give written notice (an "Involuntary Transfer Notice") to the Corporation promptly after the occurrence of the event which caused such Involuntary Transfer. After receipt of an Involuntary Transfer Notice, the Corporation shall have the option for 60 days from the date of receipt of the Involuntary Transfer Notice to elect to purchase such Shareholder's Shares within such 60-day period at their fair market value. As used herein, "fair market value" means such reasonable and fair value as determined in good faith by the Board using a generally accepted method of valuation (which shall require that no Board member who is nominated by or affiliated with the Shareholder whose Shares are subject to such Involuntary Transfer take part in such determination).

          (b)   The closing of any purchase pursuant to Section 5.6 shall be on the Business Day specified by the Corporation, provided that the Transferring Holder is given 20 days' advance notice of such closing; provided further, however, that any such closing shall be delayed, to the extent required, until two Business Days following the obtaining of all governmental approvals reasonably deemed necessary by the Shareholder participating in a Transfer pursuant to this Section 5.6. Each Shareholder who participates in a Transfer pursuant to this Section 5.6 shall promptly perform, whether before or after any such closing, such additional acts (including, without limitation, executing and delivering additional reasonably requested documents, but specifically excluding the need for any Shareholder to obtain the release of any liens, claims or encumbrances is such release would require the Shareholder to pay consideration or give up value therefor) as are reasonably required to effect more fully the transactions contemplated by this Section 5.6.

        Section 5.7    Conditions to Transfers; Continued Applicability of Agreement.

          (a)   Except as otherwise required by this Agreement, prior to any Transfer of Shares (other than a Transfer pursuant to a Public Offering or, after an Initial Public Offering, pursuant to a Public Sale) the Shareholder proposing to make such Transfer shall give five Business Days prior written notice to the Corporation of such Shareholder's intention to effect a Transfer. Each such notice shall describe the manner and circumstances of the proposed Transfer.

          (b)   In connection with any Transfer (other than a Transfer to an existing Holder, an Involuntary Transfer, a Transfer pursuant to a Public Offering or, after an Initial Public Offering, pursuant to a Public Sale), if requested by the Board within five Business Days after receipt of notice of such Transfer, the Shareholder delivering such notice shall deliver a written opinion, addressed to the Corporation, of counsel for such Shareholder, stating that in the opinion of such counsel (which opinion must be reasonably satisfactory to the Corporation) such proposed Transfer does not involve a transaction requiring registration of such Shares under the Securities Act. In the event the Corporation requests such an opinion, upon receipt of such opinion, and provided such proposed transfer otherwise complies with the terms of this Agreement, such Shareholder shall be entitled to transfer the Shares in accordance with the terms of the notice delivered to the Corporation.

          (c)   Each certificate or other instrument evidencing the securities issued upon the Transfer of any Shares (and each certificate or other instrument evidencing any untransferred balance of such Shares) shall bear the legend set forth in Section 9.4(a) unless such requirement is otherwise waived pursuant to Section 9.4(b) .

          (d)   Except as otherwise provided herein, as a condition to any Transfer of Shares permitted under this Agreement, any transferee of Shares (other than any transferee that is then a Shareholder) shall become a party to this Agreement by executing (together with such Person's spouse, if applicable) an Adoption Agreement in substantially the form of Annex A to this Agreement. Except as otherwise provided herein, if any Person acquires Shares from a Person in a

  Transfer, notwithstanding such Person's failure to execute an Adoption Agreement in accordance with the preceding sentence (whether such Transfer resulted by operation of law or otherwise), such Person and such Shares shall be subject to this Agreement.

          (e)   Except as otherwise provided herein, as a condition to any Transfer of Shares permitted under this Agreement, any transferee of Shares (other than any transferee that is then a party to the AMI Agreement) shall become, and such transferee shall require each of its Affiliates to become, parties to the AMI Agreement by execution of such documents as may be reasonably requested by the Company. Except as otherwise provided herein, if any Person acquires Shares from a Person in a Transfer, notwithstanding such Person's failure or the failure of any of such Person's Affiliates to become parties to the AMI Agreement in accordance with the preceding sentence (whether such Transfer resulted by operation of law or otherwise), such Person and such Person's Affiliates shall be subject to the AMI Agreement.

        Section 5.8    Certain Events Not Deemed Transfers.    Except as contemplated by Section 5.5, in no event shall any of the following constitute a transfer of shares of Capital Stock for purposes of Section 5.1, Section 5.3 or Section 5.4 or be subject to the terms hereof: (i) an exchange, reclassification or other conversion of shares of Capital Stock into any cash, securities or other property pursuant to a merger, consolidation or recapitalization of the Corporation or any of its subsidiary with, or a sale or transfer by the Corporation or any Subsidiary of all or substantially all its assets to, any Person; or (ii) an exercise or conversion of any securities exercisable for or exchangeable or convertible into, indirectly or indirectly, shares of Capital Stock in accordance with the terms thereof.

        Section 5.9    Transfer by Pledge.    No Shares shall be pledged, hypothecated or otherwise voluntarily encumbered (other than pursuant to the Pledge Agreement) unless the following procedures are followed:

          (a)   The Corporation shall receive notice at least three Business days prior to any pledge or encumbrance of Shares specifying the person to whom the Shares will be pledged or otherwise encumbered and the location at which the certificates representing the Shares will be held;

          (b)   The Corporation shall be provided, promptly upon execution by the pledging Shareholder, with copies of all security agreements relating to the pledged Shares and a summary of any oral agreements affecting the Shares, all as amended from time to time;

          (c)   The pledging Shareholder and the secured party under the pledge or encumbrance (including any trustees or agents for the secured party) shall execute and deliver an agreement in form and substance reasonably satisfactory to the nonpledging Shareholder and the Corporation to the effect that (i) those Persons agree to be bound by the terms of this Agreement, (ii) the secured party shall notify the Corporation and nonpledging Shareholder of the date, time and location of any foreclosure upon pledged or encumbered Shares at least 60 days prior to the foreclosure, (iii) that any notice of foreclosure shall be deemed to be an Involuntary Transfer subject to Section 5.6, and (iv) if the Corporation elects to purchase the pledged Shares pursuant to Section 5.6, the foreclosure shall not be held and the pledged Shares shall be sold and delivered by the pledging Shareholder and the secured party to the Persons entitled to purchase such Shares under Section 5.6 in accordance with Section 5.6. If for any reason the pledged Shares are foreclosed upon, the foreclosure shall be considered an Involuntary Transfer and the provisions of Section 5.6 shall govern.

        Section 5.10    Change of Control of CCBM or Crested.    Each of CCBM, US Energy, Crested and Carrizo agree that without the prior written consent of the Holders of a majority of the Voting Stock of the Corporation, none of such parties may consummate any transaction or series of related transactions, that would result in a Change of Control of CCBM or Crested, as the case may be, other than a Change of Control of CCBM or Crested at such time as CCBM or Crested, as the case may be, no longer holds of record or beneficially owns any Shares or other securities issued by the Company or any subsidiary thereof; provided, however, no prior written consent shall be required if any such transaction or series of related transactions would result from a Change of Control of Carrizo or US Energy, respectively; provided, further, that a foreclosure or execution of a valid security interest in the Voting Stock of CCBM or Crested under a bona fide pledge and in compliance with Section 5.9 hereof shall not be deemed a Change of Control.

ARTICLE VI
REGISTRATION OF STOCK

        Section 6.1    Demand Registration.

          (a)   At any time after a date that is the earlier to occur of (i) the date that is one year after the date of this Agreement and (ii) any date after an Initial Public Offering, the CSFB Parties, their respective Affiliates and Permitted Transferees shall have the collective right, on up to three occasions, to make a written request of the Corporation (a "Demand Request") for registration under the Securities Act (a "Demand Registration") of Registrable Securities held by such Holders and their respective Permitted Transferees. At any time after an Initial Public Offering, each of (i) CCBM (for itself or any of its Permitted Transferees) and (ii) US Energy (for itself, Crested or any of their Permitted Transferees) shall have the separate right on one occasion to make a Demand Request for a Demand Registration of the Registrable Securities held by such Holder and its Permitted Transferees; provided that (x) CCBM and its Permitted Transferees or (y) US Energy together with Crested and their Permitted Transferees, as the case may be, shall hold of record as of the date of such Demand Request, not less than 10% of the Fully Diluted Common Stock. No Demand Registration shall be effected by the Corporation unless the Registrable Securities included in such Demand Registration (including the Registrable Securities of the Corporation, any Shareholder or any other Person including shares in the registration) shall have an aggregate proposed price to the public that equals or exceeds $25,000,000. Such Holder(s) exercising a Demand Request are referred to herein as the "Requesting Holder(s)."

          (b)   Subject to the provisions of this Agreement, as soon as is reasonably practicable, but in any event within 75 days after receipt of a Demand Request with respect to an Initial Public Offering and 45 days after receipt of any other Demand Request (in either such case, the "Required Filing Date"), the Corporation shall file a registration statement on such appropriate form under the Securities Act as shall be determined by the Corporation and reasonably acceptable to the Requesting Holders for the offer and sale of such Registrable Securities as may be requested in any such Demand Request. The Corporation shall use all commercially reasonable best efforts to cause any such registration statement to be declared effective by the SEC (i) as promptly as practicable after such filing and (ii) in any event not later than 120 days following the date of the applicable Demand Request; provided, however, that, at the request of the Requesting Holders, and without the consent of any other Holder, the Corporation may delay or abandon the proposed offering or cease the filing (or obtaining or maintaining the effectiveness) of or withdraw the related registration statement or other governmental approvals, registrations or qualifications. Unless the Requesting Holders otherwise elect, all Demand Registrations will be underwritten offerings.

          (c)   A registration will not count as a Demand Registration until it has become effective unless (i) prior to such effective time the Requesting Holders withdraw all their Registrable Securities or withdraw a sufficient number of Registrable Securities such that the minimum proceeds requirement of Section 6.1(a) is not met, for any reason other than (A) the inability or unreasonable delay of the Corporation in having such registration statement become effective or (B) the disclosure of material adverse information regarding the Corporation that was not known by such Requesting Holders at the time the request for such Demand Registration was made

  (which information is the cause of the Requesting Holders' decision to withdraw their Registrable Securities) (provided that a request by the Requesting Holders for a delay in the filing of a registration statement for a period of up to six months after the date of any Demand Request shall not constitute a withdrawal of Registrable Securities) and (ii) the Requesting Holders elect not to pay all the Corporation's out-of-pocket Registration Expenses in connection with such withdrawn registration. If, after such registration has become effective but prior to the sale of all Registrable Securities covered thereby, an offering of Registrable Securities pursuant to a registration is prevented by any stop order, injunction or other order of the SEC or other governmental agency or court, such registration will not be deemed a Demand Registration for purposes of this Agreement. Notwithstanding the foregoing if the Requesting Holders shall have made a Demand Request in good faith and more than 25% of the Registrable Securities requested to be registered by Requesting Holders are excluded from such Demand Registration as a result of the application of Section 6.3, the Requesting Holders shall have the right to one additional Demand Registration.

        Section 6.2    Shelf Registration Statement.    At such time as the Corporation shall be eligible to use Form S-3 for secondary offerings, a Requesting Holder at any time may utilize its right to make a Demand Request (without the need to satisfy any requirement for a minimum proposed offering price to the public) by delivery to the Corporation of a written request (a "Shelf Request") to the Corporation to file a registration statement with the SEC seeking to register the offer and sale of the Registrable Securities by the Holders thereof from time to time pursuant to Rule 415 under the Securities Act (a "Shelf Registration Statement"). Subject to the provisions of this Agreement, within 45 days after receipt of any such Shelf Request, the Corporation shall file a Shelf Registration Statement and shall use all commercially reasonable efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act as promptly as practicable and in any event on or before 90 days after the date of filing. If the SEC notifies the Corporation that the Shelf Registration Statement will receive no action or review from the SEC, the Corporation will request that the Shelf Registration Statement become effective within five Business Days after receipt of such SEC notification. Upon the effectiveness under the Securities Act of the Shelf Registration Statement, the Corporation will use all commercially reasonable efforts to cause the Shelf Registration Statement to remain effective, and supplemented and amended as required by throughout period ending on the date which is the earliest to occur of (A) the date that all Registrable Securities registered under such Registration Statement may be sold in a three-month period under Rule 144 under the Securities Act, (B) the date all Registrable Securities registered under such Registration Statement have been sold and (C) three years after the date on which such Shelf Registration Statement becomes effective with respect to the offer and sale of Registrable Securities plus the aggregate number of days in all applicable Suspension Periods.

        Section 6.3    Priority on Demand Registrations.    No securities to be sold for the account of any Person (including the Corporation) other than the Requesting Holders shall be included in a Demand Registration if the managing Underwriter or Underwriters shall advise the Requesting Holders that, in its or their judgment, the inclusion of such securities may adversely affect the price or success of the offering in any significant or material respect (a "Material Adverse Effect"). Furthermore, in the event the managing Underwriter or Underwriters shall advise the Requesting Holders that even after exclusion of all securities of other Persons pursuant to the immediately preceding sentence, the amount of Registrable Securities proposed to be included in such Demand Registration is sufficiently large to cause a Material Adverse Effect, the Registrable Securities of such Requesting Holders to be included in such Demand Registration shall be allocated pro rata among such Requesting Holders on the basis of the number of Registrable Securities requested to be included in such registration by each such Requesting Holder. Subject to the foregoing, it is explicitly understood that the Corporation may include its own securities in any Demand Registration; provided, however, that any such securities included in a Demand Registration shall be treated as securities registered pursuant to Section 6.4(a).

        Section 6.4    Piggy-Back Registration.

          (a)   If the Corporation at any time proposes to file a registration statement under the Securities Act, including a Demand Registration, with respect to an offering of any Common Stock by the Corporation for its own account or for the account of any of its equity holders (other than a registration statement on Form S-4 or S-8 or any substitute form that may be adopted by the SEC or any registration statement filed in connection with an exchange offer or offering of securities solely to the Corporation's existing securityholders), then the Corporation shall give written notice of such proposed filing to the Shareholders holding Registrable Securities as soon as practicable (but in no event less than 10 days before the anticipated initial filing date of such registration statement), and such notice shall offer the Shareholders holding Registrable Securities the opportunity to register such number of Registrable Securities as each Shareholder may request (a "Piggyback Registration"). Subject to Section 6.4(b) hereof, the Corporation will use its best efforts to cause the offer and sale of all Registrable Securities requested by a Shareholder in writing within five days after receipt of the Corporation's notice to be included in the registration for such offering; provided, however, that the Corporation may at any time delay or abandon the proposed offering or cease the filing (or obtaining and maintaining the effectiveness) of or withdraw the related registration statement or other governmental approvals, registrations or qualifications in which event the Corporation shall be relieved of its obligation to register any Registrable Securities in connection with such Piggyback Registration Notice. Each Shareholder shall be permitted to withdraw all or part of such Shareholder's Registrable Securities from a Piggyback Registration at any time prior to the effective date thereof.

          (b)   The Corporation shall use all commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in the registration statement for such offering under Section 6.4(a) or pursuant to other piggyback registration rights granted by the Corporation not in contravention of Section 6.12 hereof and that are on a parity with the registration rights granted hereunder ("Piggyback Securities"), to be included on the same terms and conditions as any similar securities included therein. Notwithstanding the foregoing, the Corporation shall not be required to include any Shareholder's Piggyback Securities in such offering unless such Shareholder accepts the terms of the underwriting agreement between the Corporation and the managing Underwriter or Underwriters and otherwise complies with the provisions of Section 6.11 below. If the managing Underwriter or Underwriters of such offering advise the Corporation that in their opinion the total amount of securities, including the Piggyback Securities, to be included in such offering is sufficiently large to cause a Material Adverse Effect, then in such event the securities to be included in such offering shall be allocated first to the Corporation and then, to the extent that any additional securities can, in the opinion of such Managing Underwriter or Underwriters, be sold without any such Material Adverse Effect, pro rata among the holders of Piggyback Securities on the basis of the number of Registrable Securities requested to be included in such registration by each such holder. If such offering is a Demand Registration pursuant to Section 6.1 and the managing Underwriter or Underwriters of such offering advise the Requesting Holders that in their opinion the total amount of securities, including Piggyback Securities, to be included in such offering is sufficiently large to cause a Material Adverse Effect, then in such event the securities to be included in such offering shall be allocated first to the Requesting Holders, and then, to the extent that any additional securities can, in the opinion of such managing Underwriter or Underwriters, be sold without any such Material Adverse Effect, pro rata among the holders of Piggyback Securities on the basis of the number of Registrable Securities requested to be included in such registration by each such holder.

        Section 6.5    Selection of Underwriters.    The Requesting Holder shall select the book-running managing Underwriter and such additional Underwriters to be used in connection with an offering pursuant to a Demand Request; provided, that such Underwriters are reasonably satisfactory to the Corporation (it being hereby expressly agreed that Credit Suisse First Boston is an acceptable Underwriter to the Corporation). The Corporation shall (together with all Shareholders and other holders proposing to distribute their securities through the offering) enter into an underwriting agreement in customary form with the book-running managing Underwriter so selected.

        Section 6.6    Suspension and Blackout Period.

          (a)   Without the prior written consent of the Corporation, each Shareholder holding Registrable Securities (whether or not such Registrable Securities are included in a registration statement pursuant hereto) agrees not to effect any public sale or distribution of the issue being registered or of any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144 under the Securities Act, during the 14 days prior to, and through the period beginning on the commencement of the public distribution of such securities and ending (i) in the case of an Initial Public Offering, on the 180th day after such commencement, and (ii) in the case of any other underwritten offering, on the 90th day in each case except as part of such registration and if and to the extent requested by the managing Underwriter or Underwriters in the case of an underwritten public offering; provided, the Corporation shall consent to any applicable shorter lockup period to the extent any other stockholders included in a registration statement for an Initial Public Offering or any other underwritten offering are subject to a shorter lockup period than the periods set forth above.

          (b)   The Corporation agrees not to effect any public sale or distribution of any securities (other than (i) a registration relating solely to employee benefit plans or (ii) a registration relating solely to a transaction contemplated by Rule 145 of the Commission) similar to those being registered, or any securities convertible into or exchangeable or exercisable for such securities, during the 14 days prior to, and (A) in the case of an Initial Public Offering in which Shareholders have also sold securities, during a period of up to 180 days, and (B) in the case of any other underwritten offering in which Shareholders have also sold securities, during a period of up to 90 days, in each case if and to the extent requested and not waived by the managing Underwriters, and beginning on the date of the final prospectus with respect to such offering (unless such sale or distribution is included in such registration).

          (c)   The Corporation may, by written notice to each Shareholder holding Registrable Securities, (i) defer any action to effect a registration statement (but not the preparation of a registration statement) required by Section 6.1 until a date not later than 30 days after the Required Filing Date or (ii) require the Shareholders holding Registrable Securities to suspend use of any resale prospectus included in a Shelf Registration Statement for any period determined in good faith by the Corporation not to exceed 45 days (a "Suspension Period") if (A) at the time the Corporation receives the Demand Request, the Corporation or its subsidiaries are engaged in confidential negotiations or other confidential business activities, disclosure of which would be required in such registration statement (but would not be required if such registration statement were not filed), and the Board determines in good faith that such disclosure would be materially detrimental to the Corporation and its stockholders, (B) prior to receiving the Demand Request, the Board had determined to effect a registered underwritten public offering of the Corporation's equity securities for the Corporation's account and the Corporation is proceeding with reasonable diligence to effect such offering or (C) the date the Corporation receives the Demand Request is less than 60 days after the effective date of a registration statement filed pursuant to Section 6.6(a) (in which case the Corporation may only defer the filing until the end of such 60-day period). A deferral of the filing of a registration statement pursuant to this Section 6.6(c) shall be lifted, and the requested registration statement shall be filed forthwith, if, in the case of a deferral pursuant to clause (A) of the preceding sentence, the negotiations or other activities are disclosed by the Corporation or terminated, or, in the case of a deferral pursuant to clause (B) of the preceding sentence, the proposed registration for the Corporation's account is abandoned. In order to defer the filing of a registration statement pursuant to this Section 6.6(c), the Corporation shall promptly, upon determining to seek such deferral, notify each Requesting Holder that the Corporation is deferring such filing pursuant to this Section 6.6(c). Within 20 days after receiving such notice, the Requesting Holders may withdraw such request by giving notice to the Corporation; if withdrawn, the Demand Request shall be deemed not to have been made for purposes of this Agreement. The Corporation may defer the filing of a particular registration statement or require any Holders to suspend use of any resale prospectus pursuant to this Section 6.6(c) not more than twice during any 12-month period.

        Section 6.7    Registration Procedures.    Except as otherwise provided herein, whenever the Requesting Holders have requested that any Registrable Securities be registered pursuant to Section 6.1 hereof, the Corporation will, at its expense, use its commercially reasonable efforts to effect as expeditiously as practicable the registration and the sale of such Registrable Securities under the Securities Act in accordance with the intended method of disposition thereof, and in connection with any such request, the Corporation will as expeditiously as practicable:

          (a)   prepare and file with the SEC a registration statement on any form for which the Corporation then qualifies or which counsel for the Corporation shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use all commercially reasonable efforts and proceed diligently and in good faith to cause such filed registration statement to become effective under the Securities Act; provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Corporation will furnish to all Selling Holders and to their counsel copies of all such documents proposed to be filed, which documents will be subject to the reasonable review of such counsel;

          (b)   prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective pursuant to Section 6.1 for a period of not less than 270 consecutive days, or, if shorter, the period terminating when all Registrable Securities covered by such registration statement have been sold (but not before the expiration of the applicable period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder, if applicable) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the Selling Holders thereof set forth in such registration statement;

          (c)   furnish to each such Selling Holder such number of copies of such registration statement, each amendment and supplement thereto (including access for review of all exhibits thereto), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such Selling Holder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Selling Holder;

          (d)   notify the Selling Holders promptly and (if requested by any such Person) confirm such notice in writing (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to a registration statement or any post-effective amendment, when the same has become effective under the Securities Act, (ii) of any request by the SEC or any other federal governmental authority for amendments or supplements to a registration statement or related prospectus or for additional information, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of a registration statement or the initiation of any proceedings for that purpose, (iv) if at any time the representations or warranties of the Corporation or any subsidiary contained in any agreement (including any underwriting agreement) contemplated by Section 6.7(i) below cease to be true and correct in any material respect, (v) of the receipt by the

  Corporation of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, (vi) of the happening of any event which makes any statement made in such registration statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such registration statement, prospectus or documents so that, in the case of the registration statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (vii) of the Corporation's reasonable determination that a post-effective amendment to a registration statement would be appropriate;

          (e)   use all commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a registration statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest practicable moment;

          (f)    cooperate with the Selling Holders and the managing Underwriter or Underwriters to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, which certificates shall not bear any restrictive legends and shall be in a form eligible for deposit with The Depositary Trust Corporation; and enable such Registrable Securities to be registered in such names as the managing Underwriter or Underwriters may request prior to any sale of Registrable Securities;

          (g)   use all commercially reasonable efforts to register or qualify such Registrable Securities as promptly as practicable under such other securities or blue sky laws of such United States jurisdictions as any Selling Holder or managing Underwriter reasonably (in light of the intended plan of distribution) requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such Selling Holder or managing Underwriter to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Selling Holder; provided that the Corporation will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 6.7(g), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction;

          (h)   use commercially reasonable efforts to cooperate and assist in any filing required to be made with the NASD and in the performance of any due diligence investigation by any Underwriter, including any "qualified independent underwriter";

          (i)    enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities;

          (j)    make available for inspection by any Selling Holder of such Registrable Securities, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any such Selling Holder or Underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of the Corporation as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Corporation's officers, directors and employees to supply all information reasonably requested by any such Inspectors in connection with such registration statement. As a condition to providing any such information, each Selling Holder of such Registrable Securities and each such Inspector shall agree that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it as the basis for any market transactions in the securities of the Corporation unless and until such information is made generally available to the public;

          (k)   use all commercially reasonable efforts to obtain a comfort letter or comfort letters from the Corporation's independent public accountants in customary form and covering such matters of the type customarily covered by comfort letters as the Selling Holders of a majority of the shares of Registrable Securities being sold or the managing Underwriter or Underwriters reasonably requests;

          (l)    otherwise use all commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering a period of twelve months, beginning within three months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;

          (m)  use all commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Corporation are then listed or quoted on any inter-dealer quotation system on which similar securities issued by the Corporation are then quoted; and

          (n)   if any event contemplated by Section 6.7(d)(vi) shall occur, as promptly as practicable prepare a supplement or amendment or post-effective amendment to such registration statement or the related prospectus or any document incorporated therein by reference or promptly file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, subject in all instances to the blackout and suspension provisions hereof.

        Section 6.8    Selling Holder Obligations.

          (a)   The Corporation may require each Selling Holder to promptly furnish in writing to the Corporation such information regarding the distribution of the Registrable Securities as it may from time to time reasonably request and such other information as may be legally required in connection with such registration. Notwithstanding anything herein to the contrary, the Corporation shall have the right to exclude from any offering the Registrable Securities of any Selling Holder who does not comply with the provisions of the immediately preceding sentence.

          (b)   Each Selling Holder agrees that, upon receipt of any notice from the Corporation of the happening of any event of the kind described in Section 6.7(d)(vi), such Selling Holder will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Selling Holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 6.7(n), and, if so directed by the Corporation, such Selling Holder will deliver to the Corporation all copies, other than permanent file copies, then in such Selling Holder's possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. In the event the Corporation shall give such notice, the Corporation shall extend the period during which such registration statement shall be maintained effective (including the period referred to in Section 6.7(b)) by the number of days during the period from and including the date of the giving of notice pursuant to Section 6.7(d)(vi) to the date when the Corporation shall make available to the Selling Holders of Registrable Securities covered by such registration statement a prospectus supplemented or amended to conform with the requirements of Section 6.7(n).

        Section 6.9    Registration Expenses.    The Corporation shall pay all Registration Expenses (as defined below) with respect to any Demand Registration and any Piggyback Registration. For purposes hereof, "Registration Expenses" means: (a) all registration and filing fees (including, without limitation, with respect to filings to be made with the NASD); (b) fees and expenses in connection with the registration or qualification of the Registrable Securities for offering and sale under the state securities and "blue sky laws" (including reasonable fees and disbursements of counsel in connection with such registrations or qualifications); (c) all expenses relating to the preparation, printing, distribution and reproduction of the registration statement required to be filed hereunder, each prospectus included therein or prepared for distribution pursuant hereto, each amendment or supplement to the foregoing, the expenses of preparing the Registrable Securities for delivery and the expenses of printing or producing any underwriting agreement(s), agreement(s) among underwriters and "blue sky" or legal investment memoranda, any selling agreements and all other documents in connection with the offering, sale or delivery of Registrable Securities to be disposed of (including certificates representing the Registrable Securities); (d) the Corporation's messenger, telephone and delivery expenses; (e) fees and expenses of any transfer agent and registrar with respect to the Registrable Securities and any escrow agent, custodian, administrative agent or security agent; (f) internal expenses (including, without limitation, all salaries and expenses of the Corporation's officers and employees performing legal or accounting duties); (g) reasonable fees, disbursements and expenses of counsel and independent certified public accountants of the Corporation (including the expenses of any opinions or "comfort" letters required by or incident to such performance and compliance); (h) reasonable fees, disbursements and expenses of any "qualified independent underwriter" required by the Rules of the Association set forth in the NASD Manual in connection with any underwriting arrangements; (i) reasonable fees, disbursements and expenses of one counsel for the Shareholders holding Registrable Securities retained in connection with such registration, as selected by the Requesting Holders and reasonably acceptable to the Corporation; (j) reasonable fees, expenses and disbursements of any other persons, including special experts, retained by the Corporation in connection with such registration; (k) all fees and expenses incurred in connection with the qualification of the Registrable Securities for quotation on The Nasdaq National Market, or the listing of such shares on any securities exchange and (l) all expenses of the Corporation (but not of any underwriter) reasonably incurred in connection with the marketing support or "road show" in connection with any underwritten offering. To the extent that any Registration Expenses are incurred, assumed or paid by any Shareholders holding Registrable Securities or any underwriter thereof, the Corporation shall reimburse such person for the full amount of the Registration Expenses so incurred, assumed or paid promptly after receipt of a request therefor accompanying reasonable documentary proof. Notwithstanding the foregoing, the Selling Holders shall pay all agency fees and commissions and underwriting discounts and commissions attributable to the sale of their Registrable Securities, transfer or stamp taxes and the fees and disbursements of any counsel or other advisors or experts retained by such Selling Holders (severally or jointly), other than the counsel and experts specifically referred to above.

        Section 6.10    Indemnification; Contribution.

          (a)   Subject to the terms and conditions of this Section 6.10, the Corporation shall indemnify and hold harmless (i) each Selling Holder, its Affiliates and any Permitted Transferee, including their respective directors, officers, employees, advisers, agents, administrators and successors and assigns with respect to any registration statement filed pursuant to this Agreement, (ii) any underwriter or selling agent selected by the Requesting Holders or other securities professional, if any, which facilitates the disposition of the Registrable Securities with respect to such Registrable Securities and (iii) each person who controls the Selling Holders or Affiliates thereof or such underwriter, selling agent or securities professional, including their respective directors, officers, employees, advisers, agents, administrators and successors and assigns, and any underwriter or selling agent, within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act, against any losses, claims, damages, liabilities or expenses (each a "Loss" and collectively "Losses"), joint or several, to which the Selling Holders or any such persons may become subject under the Securities Act or otherwise, to the extent that such Losses (or related actions or proceedings) arise out of or are based upon (A) any untrue statement or alleged untrue statement of a material fact contained in a registration statement, offering circular or other document or any amendments or supplements thereto, in which such Registrable Securities are to be or were included for registration under the Securities Act, or any omission or alleged omission to state a material fact required to be stated or necessary to make the statements in such registration statement, offering circular or other document, as amended or supplemented, not misleading (B) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus if used prior to the effective date of the registration statement, any final prospectus (as supplemented, if the Corporation shall have filed with the SEC any supplement thereto) if used during the period in which the Corporation is required to keep the registration statement to which such prospectus relates current and otherwise in compliance with Section 10(a) of the Securities Act, or any omission or alleged omission to state a material fact required to be stated or necessary to the make statements in such preliminary prospectus or final prospectus, in the light of the circumstances under which such statements were made, not misleading or (C) any material violation or alleged material violation of the Securities Act, the Exchange Act, the rules and regulations as promulgated of the Securities Act and the Exchange Act, and state securities laws; provided, however, that the Corporation shall not be liable to any Person and shall have no obligation to provide any indemnification hereunder to the extent any such Losses (or actions or proceedings in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, offering circular or other document prospectus, as the case may be, in reliance upon and in conformity with written information furnished to the Corporation by a Person seeking such indemnification or on such Person's behalf specifically for inclusion in such document. The indemnity provided in this Section 6.10 shall remain in full force and effect regardless of any investigation made by or on behalf of the Selling Holders or any such other persons and shall survive the transfer of the Registrable Securities by the Selling Holders or any such other persons. Notwithstanding anything provided herein to the contrary, (i) the Corporation shall not be liable in any such case to the extent that any such losses, claims, damages, liabilities or expenses arise out of or are based upon an untrue statement or omission made in any preliminary prospectus if (x) such Selling Holder or underwriter failed to send or deliver a copy of the prospectus with or prior to the delivery of written confirmation of the sale of Registrable Securities, (y) the prospectus would have completely corrected such untrue statement or omission and (z) the Corporation delivered a copy of such prospectus to such Selling Holder or underwriter prior to such written confirmation of sale; and (ii) the Corporation shall not be liable in any such case to the extent that any such losses, claims, damages, liabilities or expenses arise out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission in the prospectus, if such untrue statement, omission or alleged omission is completely corrected in an amendment or supplement to the prospectus and if, having previously been furnished by or on behalf of the Corporation with copies of the prospectus as so amended or supplemented, such Selling Holder or underwriter thereafter sells Registrable Securities pursuant to the Registration Statement and fails to deliver such prospectus as so amended or supplemented, prior to or concurrently with the sale of a Registrable Security to the Person asserting such damages who purchased such Registrable Security from such Selling Holder or underwriter after such Selling Holder's or underwriter's receipt of such prospectus as so amended or supplemented by or on behalf of the Corporation.

          (b)   Each Selling Holder shall severally, and not jointly, indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 6.10 hereof) the Corporation, each director, officer and employee of the Corporation and each other person, if any, who controls the

  Corporation within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, the Corporation's investment advisers and agents, and each of their respective heirs, executors, administrators and successors and assigns, against any Losses to which such Person may become subject under the Securities Act or otherwise, to the extent that such Losses (or related actions or proceedings) arise out of or are based upon any untrue statement or alleged untrue statement in or omission or alleged omission from any registration statement filed by the Corporation pursuant to this Agreement, any prospectus included in such registration statement, any offering circular or other document or any amendment or supplement to such registration statement, prospectus, offering circular or other document, as the case may be, of a material fact if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Corporation or any of its representatives by such Selling Holder or such other Persons, if any, who control the Selling Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, or on the Selling Holder's behalf, specifically for inclusion in such registration statement, prospectus, offering circular or other document, as the case may be; provided, such Selling Holder's aggregate liability under this Agreement shall be limited to an amount equal to the net proceeds (after deducting the underwriters' discount and the expenses incurred in connection with the applicable offering) received by the Selling Holder from its sale of securities effected pursuant to such registration.

          (c)   Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding (an "Action") involving a claim referred to in Section 6.10(a) and 6.10(b), such indemnified party shall, if indemnification is sought against an indemnifying party, give written notice to the indemnifying party of the commencement of such Action; provided, however, that the failure of any indemnified party to give said notice shall not relieve the indemnifying party of its obligations under Section 6.10(a) and 6.10(b), as the case may be, except to the extent that the indemnifying party is actually and materially prejudiced by such failure. In case an Action is brought against any indemnified party, and such indemnified party notifies an indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party). Notwithstanding the foregoing, the indemnified party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such indemnified party, unless (i) the employment of such counsel shall have been authorized in writing by the indemnifying party, (ii) the indemnifying party shall not have employed counsel (reasonably satisfactory to the indemnified party) to take charge of the defense of such Action, within a reasonable time after notice of the commencement thereof or (iii) such indemnified party reasonably shall have concluded that there may be defenses available to it which are different from or additional to those available to the indemnifying party or that a conflict of interest exists between the indemnified party and the indemnifying party. If any of the events specified in clauses (i), (ii) or (iii) of the preceding sentence shall have occurred or otherwise shall be applicable, then the fees and expenses of one counsel (or firm of counsel) for the indemnified party shall be borne by the indemnifying party. Anything in this Section 6.10(c) to the contrary notwithstanding, an indemnifying party shall not be liable for the settlement of any action effected without its prior written consent (which consent shall not unreasonably be withheld or delayed), but if settled with the prior written consent of the indemnifying party, or if there be a final judgment adverse to the indemnified party, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior consent of the indemnified party, consent to entry of any judgment or enter into any settlement which does not include as a term thereof the unconditional release of the indemnified party from all liability in respect of such claim or litigation. Each indemnified party shall furnish such information regarding itself or the claims in question as the indemnifying party may reasonably request in writing and as shall be required in connection with the defense of such claim and litigation resulting therefrom.

          (d)   If the indemnification provided for in this Section 6.10 is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such Losses which amount shall include, without limitation, the legal fees and other expenses incurred by such indemnified party in connection with the investigation and defense in such proportion as appropriate to reflect the relative fault of the Corporation, on the one hand, and the indemnified parties to be indemnified pursuant to this Section 6.10, on the other hand, and the parties' relative intent, knowledge, access to information and opportunity to correct or mitigate the damage in respect of or prevent any untrue statement or omission or alleged untrue statement or omission giving rise to such indemnification obligation. The Corporation and the Holders agree that it would not be just and equitable if contributions pursuant to this Section 6.10 were determined by pro rata allocation or by any other method of allocation which did not take account of the equitable considerations referred to above. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation.

          (e)   Periodic payments of amounts required to be paid pursuant to this Section 6.10 shall be made during the course of the investigation or defense, as and when reasonably itemized bills therefor are delivered to the indemnifying party in respect of any particular Loss as incurred.

          (f)    The remedies provided in this Section 6.10 are not exclusive and should not limit any right or remedies that may otherwise be available to an indemnified party at law or in equity.

        Section 6.11    Participation in Underwritten Registrations.    No Shareholder may participate in any underwritten registration hereunder unless such Shareholder (a) agrees to sell such Shareholder's Registrable Securities on the basis provided in any underwriting arrangements approved by the Person entitled hereunder to approve such arrangements, and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and this Agreement.

        Section 6.12    Limitation on Subsequent Registration Rights.    After the date of this Agreement, the Corporation will not enter into any agreement with any Person that would grant such Person any registration rights with respect to any securities of the Corporation without the prior written consent of the Holders of a majority of the then outstanding Registrable Securities.

ARTICLE VII
BOOKS AND RECORDS; INSPECTION RIGHTS;
EXCHANGE OF INFORMATION

        In accordance with Article VIII, the provisions of Article VII shall terminate and be of no further force or effect, effective as of the consummation of an Initial Public Offering. The Corporation will keep, and will cause each of its subsidiaries to keep, proper books of record and accounts in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities. The Corporation covenants that through contacts with the Corporation's chief executive officer or a process approved by the chief executive officer, the Corporation will permit representatives of each Holder, so long as such Holder owns a number of Shares equal to at least 5% of the Diluted Common Stock, to visit and inspect the properties of the Corporation and its subsidiaries, to examine the corporate, financial, operating and other internal management records of the Corporation and its subsidiaries and make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of such corporations with the Directors, officers and independent accountants of the Corporation and its subsidiaries, all at such reasonable times as such Holders may reasonably request. The Corporation will also provide, or cause to be provided, to the Investors as soon as reasonably practicable after written request therefor, any information in its possession or under its control that the Investors reasonably need (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities laws or (ii) for use in any judicial proceeding or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements; provided, however, that in the event that the Corporation determines that any such provision of information is reasonably likely to be commercially detrimental, violate any law or agreement, or waive any attorney-client privilege, the Corporation shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence. The provisions of this Article VII shall not be in limitation of any rights which any Holder may have with respect to the books and Records of the Corporation and its subsidiaries, if any, or to inspect their properties or discuss their affairs, finances and accounts, under the laws of the jurisdictions in which they are incorporated. The information disclosed hereby will be kept confidential by the Holder pursuant to the terms of Section 9.6. This Article VII shall not require the disclosure of any information to the extent it would jeopardize the attorney-client privilege or would violate any agreement.

ARTICLE VIII
TERMINATION

        The provisions of Article III, Article IV, Article V, Article VI (other than Section 6.10), and Article VII of this Agreement shall terminate in respect of all Shareholders upon the first to occur of (a) written consent of all of the Holders, (b) the dissolution, liquidation, or winding-up of the Corporation or (c) consummation of a transaction contemplated by Section 5.5 in which all outstanding Shares held by all Holders are transferred. A Person who ceases to own any Shares shall cease to be a Shareholder and shall have no further rights under this Agreement, but shall remain subject to Section 9.6 and Section 9.16 hereof and shall not be released from any liability incurred hereunder prior to the date it ceases to own any Shares. The provisions of Article IV, Section 5.5 and Article VII shall terminate upon the consummation of an Initial Public Offering to the extent not previously terminated.

ARTICLE IX
MISCELLANEOUS

        Section 9.1    Amendment.    This Agreement may only be altered, supplemented, amended or waived by the written consent of all Holders; provided, however, that in no event shall any amendment impose any additional material obligation on any Shareholder without such Shareholder's written consent; provided further, however, (i) any Shareholder may (without the consent of any other Person) waive, in writing, any obligation owed to it hereunder by any other Shareholder or the Corporation, and (ii) any Shareholder may (without the consent of any other Person) waive, in writing, any right it has hereunder; provided further, however, that DLJ Merchant Banking Partners III L.P. may consent, or waive, or approve any amendment to this Agreement on behalf of any other of the CSFB Parties and any amendment, consent or waiver approved by holders of majority of the outstanding shares of Preferred Stock shall be binding upon holders of all other shares of Preferred Stock whether or not such other holders have agreed to such amendment, waiver or consent.

        Section 9.2    Specific Performance.    The Shareholders and the Corporation recognize that the obligations imposed on them in this Agreement are special, unique, and of extraordinary character, and that in the event of breach by any party, damages will be an insufficient remedy; consequently, it is agreed that the Shareholders and the Corporation may have specific performance and injunctive relief (in addition to damages) as a remedy for the enforcement hereof, without proving damages.

        Section 9.3    Assignment.    Except as otherwise expressly provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Shareholders and the Corporation. No such assignment shall relieve the assignor from any liability hereunder. No assignment of any rights under this Agreement shall be permitted except in connection with, and proportional to, a concurrent Transfer of Shares to the same Person. Any purported assignment made in violation of this Section 9.3 shall be void and of no force and effect.

        Section 9.4    Legends.

          (a)   Each certificate for Common Stock or Common Stock Equivalents shall include a legend in substantially the following form:

    "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND THE OFFER AND SALE OF SUCH SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES OR BLUE SKY LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR APPLICABLE STATE SECURITIES OR BLUE SKY LAWS. ADDITIONALLY, THE TRANSFER OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE CONTRIBUTION AND SUBSCRIPTION AGREEMENT, DATED AS OF JUNE 23, 2003, AS MAY BE AMENDED AND/OR RESTATED FROM TIME TO TIME, AMONG THE ISSUER HEREOF AND CERTAIN OTHER PARTIES THERETO AND THE AMENDED AND RESTATED SECURITYHOLDERS AGREEMENT, DATED AS OF FEBRUARY 16, 2006, AS MAY BE FURTHER AMENDED AND/OR RESTATED FROM TIME TO TIME, AMONG THE ISSUER HEREOF AND CERTAIN OTHER PARTIES THERETO, AND NO TRANSFER OF THESE SECURITIES SHALL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. COPIES OF SUCH AGREEMENTS MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE ISSUER HEREOF."

          (b)   A restriction on transfer of shares set forth in such legends (a "Restriction") shall cease and terminate as to any particular shares when, in the opinion of the Corporation and, if requested, the opinion of counsel reasonably acceptable to it, such Restriction is no longer required. Whenever such Restriction shall cease and terminate as to any shares, the holder thereof shall be entitled to receive from the Corporation, without expense to such holder, new certificate(s) not bearing a legend stating such Restriction.

        Section 9.5    Notices.    Any and all notices, designations, consents, offers, acceptances, or other communications provided for herein (each a "Notice") shall be given in writing by registered or certified mail, personal delivery, overnight courier or facsimile, which shall be addressed, or sent, to the respective addresses as follows (or such other address as the Corporation or any Shareholder may specify to the Corporation and all other Shareholders by Notice):

  If to the Corporation, addressed to:

    Pinnacle Gas Resources, Inc.
    1 E. Alger, Suite 206
    Sheridan, Wyoming 82801
    Attention: Peter G. Schoonmaker
    Facsimile: (307) 673-9711

    If to the CSFB Parties, addressed to:

      Credit Suisse First Boston Private Equity
      c/o Avista Capital Partners, L.P.
      1000 Louisiana Street, Suite 1975
      Houston, Texas 77002
      Attention: Steven A. Webster
                        Robert L. Cabes, Jr.
      Facsimile: (713) 328-1097

    with a copy to (which does not constitute Notice):

      Credit Suisse First Boston Private Equity
      Eleven Madison Avenue, 16th Floor
      New York, New York 10010
      Attention: Christina Gross
      Facsimile: (212) 325-8256

    with a copy to (which does not constitute Notice):

      Akin Gump Strauss Hauer & Feld LLP
      1111 Louisiana Street, 44th Floor
      Houston, Texas 77002
      Attention: J. Michael Chambers
      Facsimile: (713) 236-0822

    If to CCBM, addressed to:

      CCBM, Inc.
      1000 Louisiana Street, Suite 1500
      Houston, Texas 77002
      Attention: S. P. Johnson IV
      Facsimile: (713) 328-1049

    If to US Energy, addressed to:

      U.S. Energy Corp.
      877 North West 8th St.
      Riverton, Wyoming 82501
      Attention: Keith G. Larsen
      Facsimile: (307) 857-3050

    If to Crested, addressed to:

      Crested Corp.
      877 North West 8th St.
      Riverton, Wyoming 82501
      Attention: Keith G. Larsen
      Facsimile: (307) 857-3050

  If to Schoonmaker, addressed to:

    Peter G. Schoonmaker
    12 Woodland Park Road
    Sheridan, Wyoming 82801

  If to Uhland, addressed to:

    Gary W. Uhland
    2403 Vintage Circle
    Richmond, Texas 77469

Each such communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by courier, on the next business day following the day of dispatch or, if sent by facsimile transmission, on the date of such transmission if confirmation of such transmission is received or if sent by registered or certified mail shall be deemed to have been received on the fifth Business Day after the date of such mailing. Until consummation of an Initial Public Offering, in order to effectuate the purposes of this Agreement, the Corporation agrees that (i) it will maintain a record of the names and addresses of the Shareholders and the number of shares of Common Stock and Common Stock Equivalents owned by the Shareholders, (ii) at the request of any Holder, it will provide such Holder with a copy of the record, (iii) it will promptly notify the Holders in the event the Corporation receives notice that any shares of Common Stock or Common Stock Equivalents have been (or have purported to be) Transferred by or to any Holder (including the name of the transferor and transferee or purported transferor or transferee and the number of shares transferred or purported to be transferred), (iv) it will not register, in the name of any Person, any shares subject to this Agreement unless the transferor and transferee have complied with the terms of this Agreement and (v) it will not issue to any Person any stock certificate representing shares subject to this Agreement unless the legend referred to in Section 9.4 is set forth thereon.

        Section 9.6    Confidentiality.    The Shareholders shall, and shall cause their respective officers, directors, employees, and agents and the subsidiaries of the Shareholders and their respective officers, directors, employees, and agents to, hold confidential and not use in any manner detrimental to the Corporation or any of its subsidiaries all information they may have or obtain concerning the Corporation or any of its subsidiaries and their respective assets, business, operations, financial performance or prospects or the arrangements among the Shareholders and the Corporation; provided, however, that the foregoing obligation to hold such information confidential shall not apply to (a) information that is or becomes generally available to the public other than as a result of a disclosure by a Shareholder or any of its employees, agents, accountants, legal counsel, or other representatives, (b) information that is or becomes available to a Shareholder or any of its employees, agents, accountants, legal counsel, or other representatives on a non-confidential basis prior to its disclosure by the Corporation or its employees, agents, accountants, legal counsel, or other representatives, and (c) information that is required to be disclosed by a Shareholder or any of its employees, agents, accountants, legal counsel, or other representatives as a result of any applicable law (including public reporting requirements under federal and state securities laws); provided further, however, that in the event information is required to be disclosed pursuant to clause (c), the Shareholder proposing such disclosure shall provide the Board an opportunity, reasonably in advance of any such disclosure, to review and comment on the form and content of such proposed disclosure. The foregoing to the contrary notwithstanding, the obligations of confidentiality contained herein, as they relate to the transactions contemplated by this Agreement, shall not apply to the tax structure or tax treatment of such transactions, and each party hereto (and any of their respective employees, representatives, or agents) may disclose to any and all Persons, without limitation of any kind, the tax structure and tax treatment of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analysis) that are provided to such Person relating to the tax treatment and tax structure of such transactions (provided that such disclosure shall not include the name (or other identifying information not relevant to the tax structure or tax treatment) of any Person and shall not include information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws).

        Section 9.7    Counterparts.    This Agreement may be executed in one or more counterparts and each counterpart shall be deemed to be an original and which counterparts together shall constitute one and the same agreement of the parties hereto.

        Section 9.8    Section Headings.    Headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, or extend the scope or intent of this Agreement or any provisions hereof.

        Section 9.9    Choice of Law.    This Agreement, including, without limitation, the interpretation, construction, validity and enforceability thereof, shall be governed by the laws of the State of Delaware.

        Section 9.10    Entire Agreement.    This Agreement, and the agreements referred to herein, contain the entire understanding of the parties hereto respecting the subject matter hereof and supersedes all prior agreements, discussions and understandings with respect thereto.

        Section 9.11    Cumulative Rights.    The rights of the Shareholders and the Corporation under this Agreement are cumulative and in addition to all similar and other rights of the parties under other agreements.

        Section 9.12    Severability.    Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited or unenforceable in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        Section 9.13    Binding Effect.    Subject to the restrictions on Transfers set forth in this Agreement, this Agreement is binding on and inures to the benefit of the Shareholders and their respective heirs, legal representatives, successors, and assigns.

        Section 9.14    Further Assurances.    In connection with this Agreement and the transactions contemplated hereby, each Shareholder shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

        Section 9.15    Spouses.    Each reference herein to the Shares owned by a Shareholder includes the community property interest of such Shareholder's spouse (if any) (each, a "Spouse") in such Shares. The obligation of a Shareholder to vote such Shares in the manner set forth herein includes an obligation on the part of such Shareholder's Spouse to vote such Spouse's community property interest in such stock in the same manner. Each Spouse is fully aware of, understands and fully consents and agrees to the provisions of this Agreement and its binding effect upon any community property interest such Spouse may now or hereafter own. Each Spouse agrees that the termination of his or her marital relationship with a Shareholder for any reason shall not have the effect of removing any Shares of the Corporation otherwise subject to this Agreement from its coverage. Each Spouse's awareness, understanding, consent and agreement arc evidenced by the execution of this Agreement by such Spouse. In addition, each Spouse hereby acknowledges that the Corporation and the Shareholders may desire to amend this Agreement from time to time, and such Spouse hereby appoints his or her spouse as his or her true and lawful proxy and attorney, with full power of substitution to enter into any such amendment to this Agreement. Such proxy is irrevocable and will survive the death, incompetency, and disability of such Spouse, provided that upon termination of this Agreement pursuant to Article VIII or otherwise, the above authorized proxy shall become null and void. Each such Spouse agrees, for such Spouse and such Spouse's heirs, executors, administrators, guardians and other personal representatives, to offer for sale all Shares now owned or hereafter acquired by such Spouse upon the happening of the events and on the terms and conditions set forth in this Agreement.

        Section 9.16    Dispute Resolution.

          (a)   Any controversy, dispute or claim arising out of or relating to this Agreement or the transactions contemplated hereby (a "Dispute") shall be resolved in accordance with this Section 9.16.

          (b)   Any party may give the other party written notice (a "Dispute Notice") of any Dispute which has not been resolved in the normal course of business. Within 15 Business Days after delivery of the Dispute Notice, the receiving party shall submit to the other party a written response (the "Response"). The Dispute Notice and the Response shall each include (i) a statement setting forth the position of the party giving such notice, a summary of the arguments supporting such position and, if applicable, the relief sought and (ii) the name and title of a senior manager of such party who has authority to settle the Dispute and will be responsible for the negotiations related to the settlement of the Dispute (the "Senior Manager").

          (c)   Within 10 days after delivery of the Response provided for in Section 9.16(b), the Senior Managers of both parties shall meet or communicate by telephone at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, and shall negotiate in good faith to attempt to resolve the Dispute that is the subject of such Dispute Notice. If such Dispute has not been resolved within 30 days after delivery of the Dispute Notice, then the parties shall attempt to settle the Dispute pursuant to Section 9.16(d).

          (d)   In the event the Dispute has not been resolved within 30 days after the delivery of the Dispute Notice, the Dispute shall be resolved by arbitration administered by the American Arbitration Association (the "AAA") in accordance with the terms of this Section 9.16(d), the Commercial Arbitration Rules of the AAA, and, to the maximum extent applicable, the United States Arbitration Act. Judgment on any matter rendered by arbitrators may be entered in any court having jurisdiction. Any arbitration shall be conducted before three arbitrators. The arbitrators shall be individuals knowledgeable in the subject matter of the Dispute. Each party shall select one arbitrator and the two arbitrators so selected shall select the third arbitrator. If the third arbitrator is not selected within 30 Business Days after the request for an arbitration, then any party may request the AAA to select the third arbitrator. The arbitrators may engage engineers, accountants or other consultants they deem necessary to render a conclusion in the arbitration proceeding. To the maximum extent practicable, an arbitration proceeding hereunder shall be concluded within 90 Business Days of filing a Dispute with the AAA. Arbitration proceedings shall be conducted in Houston, Texas. Arbitrators shall be empowered to impose sanctions and to take such other actions as the arbitrators deem necessary to the same extent a judge could impose sanctions or take such other actions pursuant to the Federal Rules of Civil Procedure and applicable Law. At the conclusion of any arbitration proceeding, the arbitrators shall make specific written findings of fact and conclusions of law. The arbitrators shall have the power to award recovery of all costs and fees to the prevailing party. All fees of the arbitrators and any engineer, accountant or other consultant engaged by the arbitrators, shall be shared equally unless otherwise awarded by the arbitrators. Notwithstanding the foregoing, if the amount in controversy is less than $1,000,000, then, instead of selecting three arbitrators by the process described above, one arbitrator shall be selected in accordance with the rules of AAA. In this event the arbitration proceeding shall be conducted for all purposes as set forth in this Section 9.16(d), except that the proceeding shall be conducted by the one arbitrator, instead of the three.

          (e)   All negotiations between the Senior Managers pursuant to this Section 9.16 shall be treated as compromise and settlement negotiations. Noting said or disclosed, nor any document produced, in the course of such negotiations that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration or litigation.

        Section 9.17    Acknowledgement.    For the avoidance of doubt, each of the parties hereto acknowledge that the assignment by RMG to US Energy and Crested of all of its Capital Stock in the Corporation and all of its rights, title and interest under the Contribution Agreement and the Initial Agreement constituted transfers to Permitted Transferees permitted by the terms of the Contribution Agreement and the Initial Agreement, and that such assignments were effected in accordance with the terms thereof.

[Signature Pages to Follow]

        IN WITNESS WHEREOF, the Corporation and each of the Shareholders have executed this Agreement as of the date first above written.

PINNACLE GAS RESOURCES, INC.
By:	/s/ PETER G. SCHOONMAKER Name: Peter G. Schoonmaker Title: Chief Executive Officer and President
CCBM, INC.
By:	/s/ S.P. JOHNSON Name: S.P. Johnson Title: President
U.S. ENERGY CORPORATION
By:	/s/ KEITH G. LARSEN Name: Keith G. Larsen Title: Chief Executive Officer
CRESTED CORP.
By:	/s/ KEITH G. LARSEN Name: Keith G. Larsen Title: Co-Chairman
DLJ MERCHANT BANKING PARTNERS III, L.P.
By:	DLJ Merchant Banking III, Inc., as Managing General Partner
By:	/s/ GEORGE R. HORNING Name: George R. Horning Title: Managing Director

DLJ MERCHANT BANKING III, INC., as Advisory General Partner on behalf of DLJ Offshore Partners III, C.V.
By:	/s/ GEORGE R. HORNING Name: George R. Horning Title: Managing Director

DLJ MERCHANT BANKING III, INC., as Advisory General Partner on behalf of DLJ Offshore Partners III-1, C.V. and as attorney-in-fact for DLJ Merchant Banking III, L.P., as Associate General Partner of DLJ Offshore Partners III-1, C.V.
By:	/s/ GEORGE R. HORNING Name: George R. Horning Title: Managing Director

DLJ MERCHANT BANKING III, INC., as Advisory General Partner on behalf of DLJ Offshore Partners III-2, C.V. and as attorney-in-fact for DLJ Merchant Banking III, L.P., as Associate General Partner of DLJ Offshore Partners III-2, C.V.
By:	/s/ GEORGE R. HORNING Name: George R. Horning Title: Managing Director
MILLENNIUM PARTNERS II, L.P.
By:	DLJ Merchant Banking III, Inc., as Managing General Partner
By:	/s/ GEORGE R. HORNING Name: George R. Horning Title: Managing Director

DLJ MB PARTNERS III GMBH & CO. KG
By:	DLJ Merchant Banking III, L.P., as Managing Limited Partner
	By:	DLJ Merchant Banking III, LLC, as General Partner
		By:	DLJ Merchant Banking III, Inc., as Managing Member
By:	/s/ GEORGE R. HORNING Name: George R. Horning Title: Managing Director

MBP III PLAN INVESTORS, L.P.
By:	DLJ Merchant Banking III, Inc., as Managing General Partner
By:	/s/ GEORGE R. HORNING Name: George R. Horning Title: Managing Director
/s/ PETER G. SCHOONMAKER Peter G. Schoonmaker
/s/ JANICE SCHOONMAKER (Spouse)
Gary W. Uhland
(Spouse)

        For purposes of Section 5.10 only, and intending to be legally bound by the terms and provisions thereof, the following parties have executed this Agreement as of the date first written above.

CARRIZO OIL & GAS, INC.
By:	/s/ S.P. JOHNSON Name: S.P. Johnson Title: President

Annex A

Form of Adoption Agreement

                 , 200

Pinnacle Gas Resources, Inc.
1 E. Alger, Suite 206
Sheridan, Wyoming 82801
Attention: President

  Re:
  Amended and Restated Securityholders Agreement, dated as of February 16, 2006 (the "Securityholders Agreement"), by and among, inter alia, Pinnacle Gas Resources, Inc. (the "Corporation") and the other shareholders named therein

Ladies and Gentlemen:

        By execution of this letter agreement, the undersigned agrees and acknowledges to be bound by the terms and provisions of the Securityholders Agreement as if [he][she][it] were a [Holder][Shareholder] (as such term is defined in the Securityholders Agreement).

        Additionally, the undersigned agrees and acknowledges that the address provided on the signature page hereto shall be included as part of Section 9.5 of the Securityholders Agreement as if originally provided therein.

        IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first written above.

[Name of Transferee]
By:

Address:

Facsimile No.:

QuickLinks

  EXHIBIT 4.1
TABLE OF CONTENTS
AMENDED AND RESTATED SECURITYHOLDERS AGREEMENT
ARTICLE I DEFINITIONS
ARTICLE II REPRESENTATIONS AND WARRANTIES
ARTICLE III MANAGEMENT OF THE CORPORATION
ARTICLE IV CERTAIN PURCHASE RIGHTS
ARTICLE V TRANSFER OF SECURITIES
ARTICLE VI REGISTRATION OF STOCK
ARTICLE VII BOOKS AND RECORDS; INSPECTION RIGHTS; EXCHANGE OF INFORMATION
ARTICLE VIII TERMINATION
ARTICLE IX MISCELLANEOUS
Annex A Form of Adoption Agreement